UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Inogen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Inogen, Inc. (“Inogen”), which will be held on June 8, 2022 at 10:00 a.m. Pacific Time as a virtual meeting. In light of public health concerns regarding the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only. You will be able to attend the meeting, vote and submit your questions via the Internet at www.virtualshareholdermeeting.com/INGN2022. You will not be able to attend the virtual Annual Meeting physically in person.

At the Annual Meeting, we will ask you to consider the following proposals:

•	To elect three Class II directors from the nominees described in this proxy statement;
•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022;
•	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement; and
•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 11, 2022 as the record date for the Annual Meeting. Only stockholders of record on April 11, 2022 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet for our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to our stockholders a Notice of Internet Availability of Proxy Materials. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources.

On or about April 21, 2022 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders (“Annual Report”).  The Notice of Internet Availability of Proxy Materials also includes instructions on how you can vote using the Internet, and how you can request and receive, free of charge, a printed copy of our proxy materials. Our proxy statement and our 2021 Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Inogen.

Sincerely,

Nabil Shabshab

Chief Executive Officer and President

Goleta, California

April 21, 2022

The Notice of Internet Availability of Proxy Materials is first being mailed to our stockholders on or about April 21, 2022. The proxy materials are first being posted on http://www.proxyvote.com on or about April 21, 2022.

INOGEN, INC.

301 Coromar Drive

Goleta, CA 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually on June 8, 2022 at 10:00 a.m. Pacific Time

Time and Date	Wednesday, June 8, 2022 at 10:00 a.m. Pacific Time.

Place

The Annual Meeting will be held as a virtual meeting via live webcast on the Internet.  Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the meeting, vote and submit your questions on the day of the meeting via the Internet at www.virtualshareholdermeeting.com/INGN2022.

Items of Business	•	To elect three Class II directors from the nominees described in the proxy statement (Proposal No. 1);
	•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022 (Proposal No. 2);
	•	To approve, on an advisory and non-binding basis, executive compensation as described in this proxy statement (Proposal No. 3); and
	•	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Record Date	April 11, 2022 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
Notice of Internet Availability of Proxy Materials

On or about April 21, 2022 we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders (“Annual Report”). This Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our Annual Report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

Voting

IMPORTANT

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “Questions and Answers About the Annual Meeting” beginning on page 1 of the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the virtual Annual Meeting to Be Held on June 8, 2022. The notice of annual meeting, proxy statement, proxy card, and Annual Report are available by visiting http://www.proxyvote.com.  All you have to do is enter the control number located on your proxy card.

By order of the Board of Directors,

Jason Somer

Corporate Secretary

Goleta, California

April 21, 2022

The Notice of Internet Availability of Proxy Materials is first being mailed to our stockholders on or about April 21, 2022. The proxy materials are first being posted on http://www.proxyvote.com  on or about April 21, 2022.

-i-

-ii-

INOGEN, INC.

301 Coromar Drive

Goleta, California 93117

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually at 10:00 a.m. Pacific Time on June 8, 2022

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) of Inogen, Inc. (“Inogen” or the “Company”) for use at our 2022 Annual Meeting of Stockholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”).  The Annual Meeting will be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/INGN2022 on Wednesday June 8, 2022 at 10:00 a.m. Pacific Time as a virtual meeting. The Annual Meeting will be held in a virtual meeting format only. You will not be able to attend the Annual Meeting physically in person.  The live webcast of the Annual Meeting can be accessed by stockholders on the day of the meeting at www.virtualshareholdermeeting.com/INGN2022. On or about April 21, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting and our annual report to stockholders (“Annual Report”). Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this proxy statement.  Please read the entire proxy statement carefully before voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.  The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the accompanying proxy card or voting by telephone or over the Internet.  We have designated our Chief Executive Officer and President, Nabil Shabshab, and our Executive Vice President, General Counsel and Corporate Secretary, Jason Somer, to serve as proxies for the Annual Meeting.

Why am I receiving these materials?

The Board of Inogen is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the virtual Annual Meeting (and at any adjournment or postponement of such meeting), which will take place virtually via the Internet on June 8, 2022. Stockholders are invited to attend the virtual Annual Meeting and are requested to vote on the proposals described in this proxy statement.  This proxy statement and the accompanying proxy card are being made available on or about April 21, 2022 in connection with the solicitation of proxies on behalf of the Board.

How do I get electronic access to the proxy materials?

The notice of annual meeting, proxy statement, and Annual Report are available by visiting www.proxyvote.com and typing in the control number as set forth (i) on the proxy card (for stockholders of record), or (ii) on the voting instruction form (for individuals who hold shares through a broker, bank, trustee, or nominee).

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information.  Inogen’s Annual Report, which includes our audited financial statements, is being made available along with this proxy statement.

What proposals will be voted on at the Annual Meeting?

The proposals scheduled to be voted on at the Annual Meeting include:

•	the election of three Class II directors to hold office until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;
•	a proposal to approve, on an advisory and non-binding basis, executive compensation for our fiscal year ended December 31, 2021 as described in this proxy statement; and
•	any other business that may properly come before the meeting.

How does our Board recommend that I vote?

Our Board recommends that you vote:

•	FOR the election of each of the three directors nominated by our Board and named in this proxy statement as Class II directors to serve for a three-year term;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
•	FOR the approval, on an advisory and non-binding basis, of executive compensation for our fiscal year ended December 31, 2021 as described in this proxy statement.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board does not intend to bring any other matters to be voted on at the Annual Meeting, and we are not currently aware of any matters that may be properly presented by others for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 11, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting.  Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 22,835,794 shares of common stock outstanding and entitled to vote.  Stockholders are not permitted to cumulate votes with respect to the election of directors. The shares you are entitled to vote include shares that are (1) held of record directly in your name, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name.  If, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent, then you are considered the stockholder of record with respect to those shares.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If, at the close of business on the Record Date, your shares were held, not in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides.  If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters.  Please see “What if I do not specify how my shares are to be voted?” below for additional information.

Do I have to do anything in advance if I plan to attend the virtual Annual Meeting?

Stockholder of Record: Shares Registered in Your Name.  If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend and/or vote your shares at the virtual Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares at the virtual Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares.  You may still attend the Annual Meeting even if you do not have a legal proxy.

To access, participate in, and vote at the virtual Annual Meeting at www.virtualshareholdermeeting.com/INGN2022, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you previously received or, if you were a beneficial owner at the close of business on the Record Date, located in the proxy materials you receive from your broker. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page for the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available during the entirety of the meeting at the meeting website. After successfully entering your 16-digit control number, you may vote during the Annual Meeting and submit questions by following the instructions available on the meeting website.

How can I contact Inogen’s transfer agent?

You may contact our transfer agent by writing Computershare Investor Services, P.O. Box 505000, Louisville, KY 40233, by telephoning (877) 373-6374 or (781) 575-3100 (International), or via its Investor Center at www.computershare.com/investor.

Why is the Annual Meeting being held virtually?

Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our employees, stockholders, and other meeting participants, the 2022 Annual Meeting will be held as a virtual meeting format only. You will not be able to attend the Annual Meeting physically in person.  The live webcast of the Annual Meeting can be accessed by stockholders on the day of the meeting at www.virtualshareholdermeeting.com/INGN2022.

How do I vote and what are the voting deadlines?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you can vote in one of the following ways:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on June 6, 2022 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on June 6, 2022 (have your proxy card in hand when you call);
•

by completing and mailing your proxy card in the postage-paid envelope we have provided or returning it to Vote Processing c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717, which must be received by us no later than the start of the Annual Meeting (if you received printed proxy materials); or

•	by attending and voting virtually via the Internet during the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee.  You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares.  The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.  As discussed above, if you are a beneficial owner, you may not vote your shares virtually at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before the Annual Meeting by:

•	entering a new vote by Internet or telephone;
•	signing and returning a new proxy card with a later date;
•	delivering a written revocation to our Corporate Secretary at Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117, at any time prior to the Annual Meeting; or
•	attending the Annual Meeting and voting virtually.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote virtually at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the virtual Annual Meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 301 Coromar Drive, Goleta, CA 93117, by contacting our Corporate Secretary.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board.  The persons named in the proxy have been designated as proxy holders by our Board.  When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder.  If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board.  If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.  If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

What if I do not specify how my shares are to be voted?

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

FOR the election of each of the three directors nominated by our Board and named in this proxy statement as Class II directors to serve for a three-year term (Proposal No. 1);

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 (Proposal No. 2);

FOR the approval, on an advisory and non-binding basis, of executive compensation for our fiscal year ended December 31, 2021 as described in this proxy statement (Proposal No. 3); and

In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee.  If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter.  Brokers do not have discretion to vote on non-routine matters.  Proposal No. 1 (election of directors) and Proposal No. 3 (advisory vote to approve Named Executive Officer (“NEO”) compensation) are non-routine matters, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter.  As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1 or Proposal No. 3, which would result in a “broker non-vote” on each such proposal, but may, in its discretion, vote your shares with respect to Proposal No. 2.  For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law.  The holders of a majority of the common stock issued and outstanding and entitled to vote, present virtually or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  As noted above, as of the Record Date, there were a total of 22,835,794 shares of common stock outstanding, which means that 11,417,898 shares of common stock must be represented virtually or by proxy at the Annual Meeting to have a quorum.  If there is no quorum, (i) the chairperson of the Annual Meeting or (ii) the stockholders entitled to vote at the Annual Meeting, present virtually in person or represented by proxy, may adjourn the meeting to a later date.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal.  If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting.  As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present virtually in person or represented by proxy and entitled to vote at the Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3).  However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposals as long as a quorum exists.

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast.  Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of Class II directors requires a plurality of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  This means that the three nominees who receive the most FOR votes will be elected.  You may (i) vote FOR all nominees, (ii) WITHHOLD your vote as to all nominees, or (iii) vote FOR all nominees except for those specific nominees from whom you WITHHOLD your vote.  Any shares not voted FOR a particular nominee (whether as a result of voting withheld or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.  If you WITHHOLD your vote as to all nominees, you will be deemed to have abstained from voting on Proposal No. 1, and such abstention will have no effect on the outcome of the proposal.

•

Proposal No. 2: The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  You may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on Proposal No. 2, the abstention will have the same effect as a vote AGAINST the proposal.

•

Proposal No. 3: The approval on an advisory and non-binding basis of NEO compensation requires the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon. You may vote FOR, AGAINST or ABSTAIN.  Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on us or our Board. Our Board and our Compensation Committee will consider the outcome of the vote when establishing or modifying the compensation of our NEOs.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers.  In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter — the proposal to ratify the appointment of Deloitte & Touche LLP.  Absent direction from you, your broker will not have discretion to vote on the election of directors or on the advisory vote regarding executive compensation.

Who will count the votes?

A representative from Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 21, 2022 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting and who is paying for such solicitation?

Our Board is soliciting proxies for use at the Annual Meeting by means of the proxy materials.  We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.  Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees.  The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents.  No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.  We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur.  If you choose to vote by telephone, you are responsible for telephone charges you may incur.

What does it mean if I received more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Will members of the Board attend the Annual Meeting?

We encourage, but do not require, the members of our Board to attend the virtual Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within Inogen or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

We have adopted an SEC-approved procedure called “householding,” under which we can deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders.  This procedure reduces our printing and mailing costs.  Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.  To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice and, if applicable, proxy materials, you may contact us as follows:

Inogen, Inc.

Attention: Corporate Secretary

301 Coromar Drive

Goleta, CA  93117

(805) 562-0500

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us at that time, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner.  For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 Annual Meeting of Stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 22, 2022.  In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials.  Stockholder proposals should be addressed to:

Inogen, Inc.

Attention: Corporate Secretary

301 Coromar Drive

Goleta, CA  93117

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an Annual Meeting of Stockholders but do not intend for the proposal to be included in our proxy statement.  Our bylaws provide that the only business that may be conducted at an Annual Meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the Annual Meeting by or at the direction of our Board, or (iii) properly brought before the Annual Meeting by a stockholder of record entitled to vote at the Annual Meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws.  To be timely for our 2023 Annual Meeting of Stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 5, 2023; and
•	not later than March 7, 2023.

In the event that we hold our 2023 Annual Meeting of Stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the 2022 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such Annual Meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such Annual Meeting; or
•	the 10th day following the day on which public announcement of the date of such Annual Meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an Annual Meeting does not appear to present his, her or its proposal at such Annual Meeting, we are not required to present the proposal for a vote at such Annual Meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Governance Committee.  Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Corporate Secretary at the address set forth above.  For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”

In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of Stockholders.  To nominate a director, the stockholder must provide the information required by our bylaws.  In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov.  You may also contact our Corporate Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is currently comprised of seven members.  Six of our seven directors are independent within the meaning of the independent director requirements of the NASDAQ Global Select Market.  Our Board is divided into three classes with staggered three-year terms.  At each Annual Meeting of Stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names and ages as of April 11, 2022 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

						Expiration
					Current	of term
				Director	term	for which
Name	Class	Age	Position(s)	since	expires	nominated
1. Directors with terms expiring at the Annual Meeting/nominees
Kevin King(1)(2)	II	65	Director, Chairperson of the Compensation Committee	2022	2022	2025
Mary Kay Ladone(1)(2)	II	55	Director	2022	2022	2025
Nabil Shabshab	II	56	Director, Chief Executive Officer and President	2021	2022	2025

2. Continuing Directors
Glenn Boehnlein(1)	III	60	Director, Chairperson of the Audit Committee	2022	2023	—
Kristen Miranda (3)(4)	III	60	Director	2021	2023	—
Elizabeth Mora (3)(4)	I	61	Director, Chairperson of the Board, Chairperson of the Compliance Committee	2021	2024	—
Heather Rider (2)(3)	I	62	Director, Chairperson of the Nominating and Governance Committee	2014	2024	—

(1)  Member of our Audit Committee

(2)  Member of our Compensation Committee

(3)  Member of our Nominating and Governance Committee

(4)  Member of our Compliance Committee

Nominees for Director

Kevin King has served on our Board and as Chairperson of the Compensation Committee since March 2022.  He has over three decades of experience in the healthcare and IT industries in leadership roles. Mr. King previously served as Chief Executive Officer, President and Director of iRhythm Technologies, Inc. (NASDAQ: IRTC) from July 2012 to January 2021 and continues to serve on iRhythm’s board of directors. Prior to iRhythm, Mr. King served in multiple leadership positions at Affymetrix, Inc., a publicly traded genetic analysis technology company, beginning as President of Life Sciences Business and Executive Vice President from January 2007 until September 2007, President from September 2007 until January 2009, and President, Chief Executive Officer and member of the board of directors from January 2009 until June 2011. Prior to Affymetrix, from February 2005 until June 2006, Mr. King served as President and Chief Executive Officer of Thomson Healthcare, an information services business. From March 1997 until November 2004, Mr. King was a senior executive at GE Healthcare, where he led several business units including Magnetic Resonance Imaging and Global Clinical Systems Business. Mr. King holds a B.A. in Economics and Biology from the University of Massachusetts and an M.B.A. from New Hampshire College. The Board believes that he is qualified to serve as a director of Inogen because of his leadership experience and his extensive industry experience.

Mary Katherine (Mary Kay) Ladone has served on our Board since March 2022.  Ms. Ladone served as Senior Vice President, Corporate Development, Strategy and Investor Relations, of Hill-Rom Holdings, Inc., a medical technology company, from December 2018 until January 2022 and previously served as Vice President, Investor Relations, of Hill-Rom from July 2016 to December 2018. Prior to Hill-Rom, from July 2015 until July 2016, Ms. Ladone served as Senior Vice President, Investor Relations Officer of Baxalta Inc., a biopharmaceutical company. Prior to Baxalta, Ms. Ladone served in a variety of senior finance, business development and investor relations roles for Baxter International, Inc from 1998 until July 2015. Ms. Ladone currently serves on the board of directors of  Bioventus, Inc. (NASDAQ: BVS), a biotechnology company. Ms. Ladone holds a Bachelor’s in Business Administration from University of Notre Dame. The Board believes that she is qualified to serve as a director of Inogen because of her leadership experience and her extensive industry and investor relations experience.

Nabil Shabshab has served as our Chief Executive Officer, President and a member of our Board since February 2021. Prior to joining Inogen, Mr. Shabshab served as Worldwide President of Diabetes Care and Digital Health at Becton Dickinson and Company, a leading medical technology company, from August 2017 to February 2021. Prior to that, since August 2011, Mr. Shabshab served as Becton Dickinson’s Chief Marketing Officer and Executive Vice President of Strategic Planning. Prior to Becton Dickinson, Mr. Shabshab served as EVP, Global Portfolio, Chief Marketing Officer and Head of RD&E of Diversey, Inc., a cleaning and sanitation solutions company from 2006 to 2010. In his previous roles Mr. Shabshab served as Principal with The Zyman Group, as Vice President, Client Solutions and Consulting with Symphony IRI, and in various sales and marketing roles in pharmaceutical and consumer goods companies including Warner Lambert / Pfizer, the Coca-Cola Company, and Fronterra. Mr. Shabshab holds an MBA from Northwestern University Kellogg School of Management and a B.S. in Computer Sciences from American Lebanese University. The Board believes that he is qualified to serve as a director of Inogen due to his extensive industry and leadership experience.

Continuing Directors

Glenn Boehnlein has served on our Board and as Chairperson of the Audit Committee since March 2022.  He has served as Vice President, Chief Financial Officer of Stryker Corporation (NYSE: SYK), a medical devices company since January 2016. Prior to serving as CFO, Mr. Boehnlein served in multiple leadership positions at Stryker, including Chief Financial Officer and Vice President of the MedSurg and Neurotechnology Group from January 2011 until December 2015 and Chief Financial Officer of the Endoscopy Division from January 2003 until December 2010. Prior to Stryker, from 2000 until January 2003, Mr. Boehnlein served as Chief Financial Officer of MyPrimeTime, a media company. Prior to MyPrimeTime, Mr. Boehnlein was a partner and certified public accountant at Arthur Andersen LLP, an accounting firm. Mr. Boehnlein holds a Bachelor’s in Accountancy and Master’s in Professional Accountancy from Mississippi State University.  The Board believes that he is qualified to serve as a director of Inogen because of his leadership experience and his extensive experience in finance and accounting.

Kristen Miranda has served on our Board since February 2021. She currently serves as Aetna’s West Region President since 2017. Prior to joining Aetna, she served as the Chief Integration Officer for Agilon Health from 2016 to 2017, and in various senior leadership roles for Blue Shield of California from 2006 to 2016 including Senior Vice President, Strategic Partnerships and Innovation as well as Vice President, Provider Network Management. Prior to that, Ms. Miranda held leadership roles at various healthcare firms including Wellpoint from 2003 to 2006, CIGNA from 1998 to 2003, Health Net from 1995 to 1998, Dignity Health from 1993 to 1995, and First Health from 1989 to 1993. Ms. Miranda has a Bachelor of Arts degree in Anthropology from the University of California, Davis. The Board believes that she is qualified to serve as a director of Inogen because of her leadership experience and her extensive healthcare experience.

Elizabeth Mora as served as Chairperson of our Board and Chairperson of the Compliance Committee since December 2021 and as a Member of our Board since May 2021. Ms. Mora previously served as Chief Administrative Officer, Vice President for Finance, Administration and Treasurer at the Charles Stark Draper Laboratory from 2008 to 2020. Previously, Ms. Mora served in a variety of leadership roles at Harvard University from 1997 to 2008, including as Chief Financial Officer and Vice President for Finance, Associate Vice President, Research Administration, and Director,

Office for Sponsored Research. Prior to that, Ms. Mora served at Coopers and Lybrand LLP (PricewaterhouseCoopers) as Senior Manager, from 1992 to 1997 and as an Audit Senior and Manager, from 1989 to 1992. Since 2017, Ms. Mora has served as an advisory board member for Cambridge Bancorp (NASDAQ: CATC). Ms. Mora currently serves on the board of directors of MKS Instruments (NASDAQ: MKSI), Limoneira Company (NASDAQ: LMNR) and Everest Consolidator LLC. Ms. Mora holds a Bachelor of Arts from the University of California, Berkeley, and an MBA from Simmons College. Ms. Mora holds an active CPA license in the Commonwealth of Massachusetts. The Board believes that she is qualified to serve as Chairperson of Inogen because of her extensive experience in finance and accounting and director of various public and private companies.

Heather Rider has served as a Member of our Board since 2014 and is currently Chairperson of the Nominating and Governance Committee and Member of the Compensation Committee since October 2020. Ms. Rider also served as Chairperson of the Compensation, Nominating and Governance Committee from January 1, 2018 to September 30, 2020 and Chairperson of the Compensation Committee from October 1, 2020 until March 23, 2021. From 2012 to 2013, Ms. Rider served as Vice President, Global Human Resources of Cymer, Inc., a publicly traded supplier of light sources for semiconductor manufacturing that was acquired by ASML Holding NV in 2013.  From October 2010 to September 2012, Ms. Rider served as Senior Vice President, Global Human Resources of Alphatec Holdings, Inc., a publicly-traded medical device company focused on surgical treatment of spine disorders, and from 2006 to 2010, she served as Vice President, Human Resources of Intuitive Surgical, Inc., a publicly-traded manufacturer of robotic surgical systems. From 2001 to 2005, Ms. Rider served as Senior Vice President of Global Human Resources of Sunrise Medical, Inc., a global manufacturer and distributor of durable medical equipment. From 1998 to 2001, Ms. Rider served as Vice President of Human Resources of Biosense Webster, a member of the Johnson & Johnson family of companies, and a medical device manufacturer of intracardiac catheters and location technology. Prior to 1998, Ms. Rider served as Head of Human Resources for City of Hope, a leading research and treatment center for cancer, diabetes and other life-threatening diseases, CAP/MPT, a medical malpractice provider for physicians in California and medical malpractice insurance for large physician groups and hospitals, and Environmental Diagnostics International, a bio-diagnostics company with focus on the detection of environmental compounds and diseases using monoclonal antibody technology. Ms. Rider currently serves on the Board of Directors of Intricon Corporation, a medical technology company.  Ms. Rider holds a Bachelor of Arts in Psychology from Claremont McKenna College and an M.B.A. from Pepperdine University. The Board believes that she is qualified to serve as a director of Inogen because of her extensive executive-level experience with healthcare and life science companies.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market.  Under the rules of the NASDAQ Global Select Market, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the NASDAQ Global Select Market require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating and Governance Committee be independent. Under the rules of the NASDAQ Global Select Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Ms. Mora, Ms. Rider, Mr. Boehnlein, Mr. King, Ms. Ladone, and Ms. Miranda, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NASDAQ Global Select Market. Our Board also determined that Mr. Boehnlein (Chairperson), Mr. King and Ms. Ladone, who comprise our Audit Committee; Mr. King (Chairperson), Ms. Rider and Ms. Ladone, who comprise our Compensation Committee; Ms. Rider (Chairperson), Ms. Miranda and Ms. Mora, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC, rules and the listing standards of the NASDAQ Global Select Market.

In making this determination, our Board considered the relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance principles require that the positions of chairperson of the Board and Chief Executive Officer must be held by separate persons and that the chairperson of our Board must be independent, as determined in accordance with the rules of the NASDAQ Global Select Market. Ms. Mora currently serves as the chairperson of our Board.  Our Board believes the current board leadership structure provides effective independent oversight of management while allowing our Board and management to benefit from Ms. Mora’s leadership and years of experience in managing large and complex organizations and that Ms. Mora is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans.  Ms. Mora possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our Board believes that Ms. Mora’s role enables strong leadership with a focus on diversity and inclusion, creates clear accountability, facilitates information flow between management and our Board, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Board Diversity

Inogen embraces our Board’s diversity of background, experience, culture, and other characteristics that make the Board unique. Diversity at the top sets the expectation for inclusion throughout the organization.  As a result, we are disclosing specific diversity-related metrics, including self-identified sex, race, and sexual orientation.  The Equal Employment Opportunity Commission (“EEOC”) defines an “underrepresented minority” as an individual who self-identifies in one or more of the following groups:  Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander or Two or More Races or Ethnicities. The EEOC defines a “LGBTQ+” as an individual who self-identifies in one or more of the following groups:  lesbian, gay, bisexual, transgender, and queer or questioning in regard to their sexual orientation. Four of the seven board directors self-identified with one or more diversity characteristic. The following table sets forth certain self-identified diversity information for our directors as of April 11, 2022:

Board Diversity Matrix

Board Size
Total number of directors	7
Part I: Gender Identity	Male	Female	Non-Binary	Did Not Disclose Gender
Number of directors based on gender identity	3	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	1	—	—
Did Not Disclose Demographic Background	—	—	—	—

Board Meetings and Committees

During 2021, our Board held nine meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board during the periods that he or she served on the Board and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served on such committee.

It is the policy of our Board to regularly have separate meeting times for independent directors without management.  Although we do not have a formal policy regarding attendance by members of our Board at Annual Meetings of Stockholders, we encourage, but do not require, our directors to attend. Four members of our Board at the time of the Annual Meeting attended our 2021 Annual Meeting of Stockholders.

We have established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and, effective July 28, 2021, a Compliance Committee.

We believe that the composition of these committees meets the criteria for independence under, and the functioning of these committees complies with the requirements of, the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Global Select Market, and SEC rules and regulations. We intend to comply with the requirements of the NASDAQ Global Select Market with respect to committee composition of independent directors.  Each committee has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Mr. Boehnlein (Chairperson), Ms. Ladone and Mr. King, each of whom is a non-employee member of our Board.  Each of Mr. Boehnlein, Ms. Ladone and Mr. King were appointed to the Audit Committee in connection with their appointment to the Board in March 2022. Prior to the appointment of Mr. Boehnlein, Ms. Ladone and Mr. King to the Audit Committee in March 2022, the members of our Audit Committee were former director Loren McFarland, former director Benjamin Anderson-Ray, and Elizabeth Mora. Ms. Mora was appointed to the Audit Committee upon her appointment to the Board in May 2021. Former director R. Scott Greer previously served on the Audit Committee until his resignation in May 2021. The composition of our Audit Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Each member of our Audit Committee also meets the financial literacy requirements of the NASDAQ Global Select Market listing standards. Our Audit Committee Chairperson, Mr. Boehnlein, and Audit Committee member Ms. Ladone are our Audit Committee financial experts, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and each of Mr. Boehnlein and Ms. Ladone possesses financial sophistication, as defined under the listing standards of the NASDAQ Global Select Market. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems. Our Audit Committee also:

•	approves the hiring, discharging and compensation of our independent auditors;
•	oversees the work of our independent auditors;
•	approves engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviews the qualifications, independence and performance of the independent auditors;
•	reviews our financial statements and our critical accounting policies and estimates;
•	oversees risk management matters;
•	oversees our internal audit function (or other personnel or service providers responsible for the internal audit function (if any));
•

reviews the submission and treatment of complaints to the whistle-blower hotline of suspected violations regarding accounting, internal accounting controls or auditing matters, harassment, fraud and policy violations;

•	reviews our legal and ethical compliance programs;
•	reviews the adequacy and effectiveness of our internal controls; and
•	reviews and discusses with management and the independent auditors the results of our annual audit, our annual and quarterly financial statements and our publicly filed reports.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing requirements of the NASDAQ Global Select Market. A copy of the charter of our Audit Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents.  During 2021, our Audit Committee held eight meetings.

Compensation Committee

The current members of our Compensation Committee are Mr. King (Chairperson), Ms. Rider and Ms. Ladone. Each of Mr. King and Ms. Ladone were appointed to the Compensation Committee in connection with their appointment to the Board in March 2022. Prior to the appointment of Mr. King and Ms. Ladone to the Compensation Committee in March 2022, the members of our Compensation Committee were Ms. Rider, former director Loren McFarland and former director Heath Lukatch. Mr. McFarland was appointed to the Compensation Committee in January 2022 and served on the committee until his resignation from the Board in March 2022.  Ms. Miranda was appointed to the Compensation Committee in connection with her appointment to the Board in March 2021 and served on the Compensation Committee from the time of her appointment until January 2022. The composition of our Compensation Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Each member of the Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee oversees our compensation policies, plans and benefits programs. Our Compensation Committee also:

•	assists the Board in providing oversight of the Company’s overall compensation plans and benefits programs;
•

reviews and approves, or makes recommendations for approval by the independent members of the Board regarding corporate goals and objectives relevant to compensation of our chief executive officer and other senior officers;

•	evaluates the performance of our officers in light of established goals and objectives;
•	reviews and approves, or makes recommendations regarding compensation of our chief executive officer and other senior officers based on its evaluations;
•	administers the issuance of equity awards under our stock plans;
•	evaluates and makes recommendations regarding the organization, governance and remuneration of our Board and its committees; and
•

seeks to structure our compensation plans, policies and programs in order to attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, maintain appropriate levels of risk and reward and promote the success of our business.

Our Compensation Committee operates under a written charter that satisfies the listing standards of NASDAQ Global Select Market. A copy of the charter of our Compensation Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. During 2021, our Compensation Committee held eight meetings.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer & Partners, LLC (“Pearl Meyer”) is independent in providing executive compensation consulting services.  The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Nominating and Governance Committee

The current members of our Nominating and Governance Committee are Ms. Rider (Chairperson), Ms. Miranda and Ms. Mora. Ms. Miranda was appointed to the Nominating and Governance Committee in January 2022. Ms. Mora was appointed to the Nominating and Governance Committee in March 2022 in connection with the resignation of former director Loren McFarland. Mr. McFarland was appointed to the Nominating and Governance Committee in July 2021 and served on the committee until his resignation from the Board in March 2022. Former director Benjamin Anderson-Ray served on the Nominating and Governance Committee until January 2022. The composition of our Nominating and Governance Committee meets the requirements for independence under current NASDAQ Global Select Market listing standards and SEC rules and regulations. Our Nominating and Governance Committee oversees our plans and benefits programs. Our Nominating and Governance Committee also:

•	assists the Board in identifying prospective director nominees and recommends to the Board the director nominees for each annual meeting of stockholders;
•	evaluates independence of directors and director nominees;
•	recommends to the Board members for each Board committee;
•	ensures that the Board is properly constituted to meet its fiduciary obligations to Inogen and our stockholders;
•	ensures that we follow appropriate governance standards and implements appropriate internal corporate governance policies;
•	develops and recommends to the Board governance principles applicable to us;
•	oversees our Environmental, Social and Governance (“ESG”) programs;
•	oversees the evaluation of the Board and management;
•	oversees director orientation and continuing education; and
•	reviews the Company’s succession planning process.

Our Nominating and Governance Committee operates under a written charter that satisfies the listing standards of the NASDAQ Global Select Market. A copy of the charter of our Nominating and Governance Committee is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. During 2021, our Nominating and Governance Committee held five meetings.

Compliance Committee

The Compliance Committee was established effective July 28, 2021. The current members of our Compliance Committee are Ms. Mora (Chairperson), Ms. Miranda and Mr. Boehnlein. Mr. Boehnlein was appointed to the Compliance Committee in April 2022. Former director Raymond Huggenberger served on the Compliance Committee until his resignation from the Board in December 2021. Former director Benjamin Anderson-Ray served on the Compliance Committee from January 2022 until his resignation from the Board in March 2022. Our Compliance Committee oversees our compliance with healthcare, legal and regulatory requirements. Our Compliance Committee also:

•	oversees compliance programs in the healthcare, legal and regulatory areas, and other legal and regulatory requirements not overseen by the Audit Committee;
•	provides an avenue of communication among management, those persons responsible for internal compliance functions in these areas, and the Board; and
•	oversees corporate responsibility matters of the Company not overseen by the Audit Committee.

Our Compliance Committee operates under a written charter that satisfies the listing standards of the NASDAQ Global Select Market. During 2021, our Compliance Committee held three meetings.

Compensation Committee Interlocks

None of the members of our Compensation Committee (which includes Mr. King, Ms. Rider, and Ms. Ladone) and none of the members of our Compensation Committee that served during the past year (which included Ms. Miranda and former directors Heath Lukatch and Loren McFarland) are or have at any time during the past year been an officer or employee of our Company. None of our Executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or our current Compensation Committee.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the Committee from other sources.
•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the Nominating and Governance Committee will consider the following:
–	the current size and composition of the Board and the needs of the Board and the respective committees of the Board;
–

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like.  The Nominating and Governance Committee evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors; and

–	other factors that the Nominating and Governance Committee deems appropriate.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Inogen does not have a formal policy with respect to diversity on the Board; however, our Board and the Nominating and Governance Committee believe that it is essential that members of our Board represent diverse viewpoints.

The Nominating and Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board:

•	the highest personal and professional ethics and integrity;
•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
•	skills that are complementary to those of the existing Board;
•	the ability to assist and support management and make significant contributions to the Company’s success; and
•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

If the Nominating and Governance Committee determines that an additional or replacement director is required, the Nominating and Governance Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Nominating and Governance Committee, the Board or management.

The Nominating and Governance Committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

Stockholder Recommendations for Nominations to the Board

It is the policy of the Nominating and Governance Committee of the Board to consider recommendations for candidates to the Board from stockholders holding no less than one percent (1%) of the outstanding shares of the Company’s common stock continuously for at least twelve (12) months prior to the date of the submission of the recommendation or nomination.

A stockholder that wants to recommend a candidate for election to the Board should direct the recommendation in writing by letter to the Company, attention of the Corporate Secretary, at 301 Coromar Drive, Goleta, CA 93117. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

A stockholder that instead desires to nominate a person directly for election to the Board at an Annual Meeting of the Stockholders must meet the deadlines and other requirements set forth in Section 2.4 of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission.  Section 2.4 of the Company’s Bylaws requires that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Corporate Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s Annual Meeting; provided, however, that in the event that no Annual Meeting was held in the previous year or if the date of the Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s Annual Meeting, then notice by the stockholder to be timely must be so received by the Corporate Secretary of the Company not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to such Annual Meeting and (ii) the 10th day following the day on which Public Announcement (as defined below) of the date of such Annual Meeting is first made. That notice must state the information required by Section 2.4 of the Company’s Bylaws, and otherwise must comply with applicable federal and state law. The Corporate Secretary of the Company will provide a copy of the Bylaws upon request in writing from a stockholder.  “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto.

Communications with the Board

The Board believes that management speaks for the Company. Individual Board members may, from time to time, communicate with various constituencies that are involved with the Company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders and other interested parties wish to communicate directly with our non-management directors, messages can be sent to our Corporate Secretary, at Inogen, Inc., 301 Coromar Drive, Goleta, California 93117, Attn: Corporate Secretary. Our Corporate Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Our Board generally meets on a quarterly basis. Where the nature of a communication warrants, our Corporate Secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisors or of Company management, as our Corporate Secretary considers appropriate.

Our Corporate Secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.

This procedure for stockholder and other interested party communications with the non-management directors is administered by the Company’s Nominating and Governance Committee. This procedure does not apply to (a) communications to non-management directors from officers or directors of the Company who are stockholders, (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, or (c) communications to the Audit Committee pursuant to the Complaint Procedures for Accounting and Auditing Matters.

Corporate Governance Principles and Code of Ethics and Conduct

Our Board has adopted Corporate Governance Principles. These principles address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. It is our policy that the positions of Chairman and CEO must be held by separate persons and the Chairman must be independent as defined in the applicable NASDAQ and SEC rules. In addition, our Board has adopted a Code of Ethics and Conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Principles and our Code of Ethics and Conduct is posted on our website at https://investor.inogen.com/corporate-governance/governance-documents.  We intend to post any amendments to our Code of Ethics and Conduct, and any waivers of our Code of Ethics and Conduct for directors and executive officers, on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board as well as at such other times as they deem appropriate, where, among other topics, they discuss strategy and risks facing the Company.

While our Board is ultimately responsible for risk oversight, our Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal, compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our Audit Committee also reviews our major financial risk exposures, and the steps management has taken to monitor and control these exposures. In addition, our Audit Committee monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our Nominating and Governance Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board organization, membership and structure, ESG reporting, and corporate governance. Our Compensation Committee also oversees risks related to our compensation policies to ensure that our compensation programs do not encourage unnecessary risk-taking. Our Compliance Committee oversees regulatory compliance areas. Finally, our full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In October 2019, after reviewing data regarding practices at comparable companies and in consultation with Pearl Meyer, our Board, upon recommendation of the Compensation, Nominating and Governance Committee, determined it was necessary to implement changes to our non-employee director compensation levels at the time. In making this determination, the Board and the Compensation, Nominating and Governance Committee considered the midpoint range of our compensation peer group (as described in the “Compensation Discussion and Analysis” section below) as a general guideline for the appropriate level of cash and equity compensation but did not attempt to benchmark cash or equity compensation to any specific percentile. In October 2021, our Board, upon recommendation of the Compensation Committee, in consultation with Pearl Meyer, reviewed our non-employee director compensation program and determined that no changes were necessary.

In September 2020, our Board restructured our non-employee director compensation program to align with the newly separated Compensation Committee and Nominating and Governance Committee, and in July 2021, our Board restructured our non-employee director compensation program to include compensation for service on the Compliance Committee (without making any changes to the compensation for service on the Board or any other committees). In each case, our Board reviewed data provided by our independent compensation consulting firm, Pearl Meyer, in setting compensation for such committees.

Also in October 2019, our Board, upon recommendation of the Compensation, Nominating and Governance Committee, adopted Equity Ownership Guidelines, applicable to our non-employee directors who receive compensation from us, executive officers, and other senior level employees. A more detailed description of these guidelines is provided in the “Equity Ownership Guidelines” section of this proxy statement below. In October 2021, our Board, upon recommendation of the Compensation Committee, in consultation with Pearl Meyer, reviewed our “Equity Ownership Guidelines” for non-employee directors and determined that no changes were necessary.

Cash Compensation.  All non-employee directors are entitled to receive the following cash compensation for their services, effective October 1, 2020 (except in the case of compensation for service as Chairperson of the Compliance Committee or as a member of the Compliance Committee, in which case such compensation was effective July 28, 2021):

•	$45,000 per year for service as a Board Member;
•	$75,000 per year for service as Chairperson of the Board;
•	$20,000 per year for service as Chairperson of the Audit Committee;
•	$15,000 per year for service as Chairperson of the Compensation Committee;
•	$10,000 per year for service as Chairperson the Nominating and Governance Committee;
•	$10,000 per year for service as Chairperson the Compliance Committee;
•	$10,000 per year for service as a member of the Audit Committee;
•	$7,500 per year for service as a member of the Compensation Committee;
•	$5,000 per year for service as a member of the Nominating and Governance Committee; and
•	$5,000 per year for service as a member of the Compliance Committee.

All cash payments to non-employee directors are paid quarterly in arrears on a pro-rata basis.

Equity Compensation.

Initial Awards: Each non-employee director who first joins us will be granted an initial award of restricted stock units (“RSUs”) covering a number of shares equal to the product of (i) the number of RSUs subject to the Annual Award (as defined below) provided to non-employee directors at the last annual meeting of stockholders preceding the date in which such person first becomes a non-employee director (the “Start Date”) multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last annual meeting and the start date and (B) the denominator of which is 12, rounded to the nearest whole share. Each such initial award will vest on the same date as the other Annual Awards that are outstanding as of the grant date, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Annual Awards: On the date of each annual meeting of stockholders, each non-employee director will automatically be granted an award of RSUs covering a number of shares having a grant date fair value of $180,000, rounded down to the nearest whole share (the “Annual Award”). The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting following the date the Annual Award is granted, in each case, subject to the non-employee director continuing to be a service provider through the applicable vesting date.

Elections to Receive RSUs in Lieu of Cash Compensation: Each non-employee director who serves as Chairperson of our Board may elect to convert all or a portion of his or her cash compensation for service as Chairperson of our Board into an award of RSUs covering a number of shares having a grant date fair value equal to the aggregate amount of cash compensation for which the non-employee director submitted an award election, rounded down to the nearest whole share. Such award will be granted on the date of the annual meeting of stockholders and will vest quarterly in equal amounts, subject to the non-employee director continuing to be a service provider through each applicable vesting date.

All awards granted to non-employee directors of our Board are subject to 100% vesting acceleration in connection with a “change in control” pursuant to our 2014 Equity Incentive Plan (the “2014 Plan”).

The table below shows compensation earned by our non-employee directors during 2021. Directors who are also our employees receive no additional compensation for their service as a director while they are also employees. During the year ended December 31, 2021, Mr. Shabshab, served in the role of President and Chief Executive Officer and therefore is treated as a NEO. In addition, former director Scott Wilkinson served in the role of President and Chief Executive Officer for a portion of the year and therefore is also treated as a NEO. The following table excludes each of Mr. Shabshab and Mr. Wilkinson as each of their respective compensation is set forth in the “2021 Summary Compensation Table” below.

Directors Kevin King, Mary Kay Ladone and Glenn Boehnlein were each appointed to the Board in March 2022, did not serve as directors during any portion of 2021, and are therefore not included in the table below since they did not earn any compensation from us during 2021.

2021 Director Compensation Table

	Cash	Stock	All Other
	Compensation	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)
Heath Lukatch, Ph.D.(3)	127,083	179,974	—	307,057
Elizabeth Mora(4)	35,736	179,974	—	215,710
Benjamin Anderson-Ray(5)	65,000	179,974	—	244,974
Loren McFarland(6)	63,167	179,974	—	243,141
Heather Rider(7)	65,000	179,974	—	244,974
Raymond Huggenberger(8)	48,972	179,974	440	228,946
Kristen Miranda(9)	45,889	240,288	—	286,177
R. Scott Greer (10)	25,819	—	—	25,819

(1)	Cash compensation earned for Board and committee membership is discussed in the “Cash Compensation” sections above.
(2)

Represents the aggregate grant date fair value as computed in accordance with ASC Topic 718. See the notes to our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2021 filed with the SEC on February 25, 2022 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

(3)

As of December 31, 2021, Dr. Lukatch had outstanding options to purchase a total of 32,329 shares of our common stock and 2,754 shares issuable upon vesting of time-based RSUs. Dr. Lukatch resigned from the Board on March 22, 2022 and entered into a consulting arrangement with the Company effective following his resignation from the Board.

(4)	As of December 31, 2021, Ms. Mora had 2,754 shares issuable upon vesting of time-based RSUs.
(5)

As of December 31, 2021, Mr. Anderson-Ray had outstanding options to purchase a total of 26,000 shares of our common stock and 2,754 shares issuable upon vesting of time-based RSUs. Mr. Anderson-Ray resigned from the Board on March 22, 2022 and entered into a consulting arrangement with the Company effective following his resignation from the Board.

(6)

As of December 31, 2021, Mr. McFarland had outstanding options to purchase a total of 37,081 shares of our common stock and 2,754 shares issuable upon vesting of time-based RSUs. Mr. McFarland resigned from the Board on March 22, 2022 and entered into a consulting arrangement with the Company effective following his resignation from the Board.

(7)	As of December 31, 2021, Ms. Rider had outstanding options to purchase a total of 22,500 shares of our common stock and 2,754 shares issuable upon vesting of time-based RSUs.
(8)

Mr. Huggenberger resigned from the Board effective December 30, 2021. As of December 31, 2021, Mr. Huggenberger had outstanding options to purchase a total of 84,606 shares of our common stock and 2,754 shares issuable upon vesting of time-based RSUs. Mr. Huggenberger resigned from the Board on December 29, 2021 and entered into a consulting arrangement with the Company, effective following his resignation from the Board. The “All Other Compensation” amount represents 3 days of compensation for consulting services in accordance with his consulting agreement. A more detailed description of these services is provided in the “Consulting Agreements with Former Directors” section below.

(9)	As of December 31, 2021, Ms. Miranda had 2,754 shares issuable upon vesting of time-based RSUs.
(10)	Mr. Greer resigned from the Board effective May 24, 2021. Mr. Greer had no outstanding options or shares issuable upon vesting of time-based RSUs as of December 31, 2021.

See “Executive Compensation” for information about the compensation of directors who also were NEOs during 2021.

Consulting Agreements with Former Directors

In connection with Mr. Huggenberger’s resignation from the Board, the Company and Mr. Huggenberger entered into a consulting agreement, effective following Mr. Huggenberger’s resignation from the Board on December 29, 2021 (the “Huggenberger Consulting Agreement”), which provides that Mr. Huggenberger will provide consulting and advisory services to the Company for a period of two (2) years. As consideration for the services to be provided under the Huggenberger Consulting Agreement, the Company will pay Mr. Huggenberger $4,550 per month for the term of the Huggenberger Consulting Agreement and Mr. Huggenberger will continue to vest in his Company equity awards according to their terms for the term of the Huggenberger Consulting Agreement.

In connection with Dr. Lukatch’s resignation from the Board, the Company and Dr. Lukatch entered into a consulting agreement, effective as of March 22, 2022 (the “Lukatch Consulting Agreement”), which provides that Dr. Lukatch will provide consulting and advisory services to the Company for a period of three (3) months. As consideration for the services to be provided under the Lukatch Consulting Agreement, (a) the Company will pay Dr. Lukatch $4,000 per month for the term of the Lukatch Consulting Agreement, (b) each of Dr. Lukatch’s outstanding RSU awards became fully vested as of the agreement date, and (c) the then-unvested portion of each outstanding option held by Dr. Lukatch will remain exercisable until the earlier of (i) eighteen (18) months following the cessation of Dr. Lukatch’s status as a service provider or (ii) the expiration of the term of such option.

In connection with Mr. McFarland’s resignation from the Board, the Company and Mr. McFarland entered into a consulting agreement, effective as of March 22, 2022 (the “McFarland Consulting Agreement”), which provides that Mr. McFarland will provide consulting and advisory services to the Company for a period of three (3) months. As consideration for the services to be provided under the McFarland Consulting Agreement, (a) the Company will pay Mr. McFarland $9,000 per month for the term of the McFarland Consulting Agreement, (b) each of Mr. McFarland’s outstanding RSU awards became fully vested as of the agreement date, and (c) the then-unvested portion of each outstanding option held by Mr. McFarland will remain exercisable until the earlier of (i) eighteen (18) months following the cessation of Mr. McFarland’s status as a service provider or (ii) the expiration of the term of such option.

In connection with Mr. Anderson-Ray’s resignation from the Board, the Company and Mr. Anderson-Ray entered into a consulting agreement, effective as of March 22, 2022 (the “Anderson-Ray Consulting Agreement”), which provides that Mr. Anderson-Ray will provide consulting and advisory services to the Company for a period of one (1) month. As consideration for the services to be provided under the Anderson-Ray Consulting Agreement, (a) the Company paid Mr. Anderson-Ray a single lump sum payment of $23,500, (b) each of Mr. Anderson-Ray’s outstanding RSU awards became fully vested as of the agreement date, and (c) the then-unvested portion of each outstanding option held by Mr. Anderson-Ray will remain exercisable until the earlier of (i) eighteen (18) months following the cessation of Mr. Anderson-Ray’s status as a service provider or (ii) the expiration of the term of such option.

Equity Ownership Guidelines

In addition, we maintain equity ownership guidelines to further align interests of directors and executives with those of our stockholders. The guideline level for non-employee directors is 3x the annual cash retainer for Board service.  A more detailed description of these guidelines is provided in the “Equity Ownership Guidelines” section of this proxy statement below. While we are still within the transition period for compliance under the guidelines, as of December 31, 2021, the respective ownership levels of all of our non-employee directors exceeded the current guidelines with the exception of Ms. Mora and Ms. Miranda who joined the Board in 2021.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board is currently composed of seven members. In accordance with our certificate of incorporation, our Board is divided into three classes with staggered three-year terms. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.

Nominees

Our Nominating and Governance Committee has recommended, and our Board has approved, Mr. King, Ms. Ladone, and Mr. Shabshab as nominees for election as Class II directors at the Annual Meeting. If elected, each of Mr. King, Ms. Ladone, and Mr. Shabshab will serve as Class II directors until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Each of the nominees is currently a director of our Company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Mr. King, Ms. Ladone, and Mr. Shabshab. We expect that Mr. King, Ms. Ladone, and Mr. Shabshab will accept such nomination. However, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of Class II directors requires a plurality of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved.  Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” the election of each of the THREE directors nominated by our board of directors and named in this proxy statement as Class II directors to serve for a three-year term.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to audit the financial statements of our company for the fiscal year ending December 31, 2022 and recommends that stockholders vote in favor of the ratification of such appointment. During the year ended December 31, 2021, Deloitte & Touche LLP served as our independent registered public accounting firm.

At the Annual Meeting, stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by our bylaws or other applicable legal requirements.  However, our Board is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares of common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2022 if our Audit Committee believes that such a change would be in the best interests of Inogen and its stockholders. A representative of Deloitte & Touche LLP is expected to be present virtually at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Deloitte & Touche LLP for our fiscal years ended December 31, 2021 and 2020, respectively.

	2021	2020
Audit fees(1)	$1,081,000	$878,000
Audit-related fees(2)	—	—
Tax fees(3)	—	95,000
All other fees(4)	—	—
Total fees	$1,081,000	$973,000

(1)

“Audit fees” for 2021 and 2020 consist of fees billed by Deloitte & Touche LLP in connection with the audit of our annual financial statements and review of our quarterly financial statements for 2021 and 2020 by Deloitte & Touche LLP.

(2)

“Audit-related fees” consist of fees billed for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3)	“Tax fees” consist of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning.
(4)	“All other fees” consist of fees billed for services other than the services reported in Audit fees, Audit-related fees, and Tax fees.

Auditor Independence

In 2021, there were no other professional services provided by Deloitte & Touche LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our Audit Committee is required to pre-approve all audit and permissible non‑audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Deloitte & Touche LLP for our fiscal years ended December 31, 2021 and 2020 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the shares of our common stock present virtually in person or represented by proxy at the Annual Meeting and entitled to vote thereon.  Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

PROPOSAL NO. 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEO, and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the Compensation, Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, including the information discussed in “Compensation Discussion and Analysis—Executive Compensation Philosophy and Program Design” beginning on page 31 below, particularly the continued use of performance-based awards in our equity plan, demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the NEOs, as disclosed in the proxy statement for the 2022 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

Vote Required

Approval of NEO compensation requires the affirmative vote of a majority of the shares of our common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Inogen, Inc., or the Company, specifically incorporates it by reference in such filing.

The primary purpose of our Audit Committee is to oversee our financial reporting process on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investor.inogen.com/corporate-governance/governance-documents. The Audit Committee reviews and reassesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and the effectiveness of our internal control over financial reporting and issuing a report thereon.

The Audit Committee also reviews the performance of our independent registered public accounting firm, Deloitte & Touche LLP in the annual audit of our financial statements and in assignments unrelated to the audit, reviews and approves the independent registered public accounting firm’s audit and non-audit fees.

The members of the Audit Committee are currently Glenn Boehnlein (chairperson), Kevin King and Mary Kay Ladone. Each of the members of the Audit Committee is an independent director as currently defined in the applicable NASDAQ and SEC rules. The Board has also determined that Mr. Boehnlein and Ms. Ladone are “audit committee financial experts” as described in applicable rules and regulations of the SEC. The Audit Committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report with management, including a discussion of the quality and substance of the accounting principles and significant accounting policies, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to our Board.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its tenure and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The Audit Committee also has selected Deloitte & Touche LLP as the independent registered public accounting firm for fiscal year 2022. The Board recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Glenn Boehnlein (Chairperson)

Kevin King

Mary Kay Ladone

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 11, 2022.  Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.  There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Nabil Shabshab	56	Chief Executive Officer, President and Director
Kristin Caltrider	54	Executive Vice President, Chief Financial Officer, and Corporate Treasurer
George Parr	51	Executive Vice President, Chief Commercial Officer
Stanislav Glezer	49	Executive Vice President, Chief Technology Officer
Bart Sanford	57	Executive Vice President, Operations
Jason Somer	54	Executive Vice President, General Counsel and Corporate Secretary

Nabil Shabshab has served as our Chief Executive Officer, President and a member of our Board since February 2021. Prior to joining Inogen, Mr. Shabshab served as Worldwide President of Diabetes Care and Digital Health at Becton Dickinson and Company, a leading medical technology company, from August 2017 to February 2021.  Prior to that, since August 2011, Mr. Shabshab served as Becton Dickinson’s Chief Marketing Officer and Executive Vice President of Strategic Planning. Prior to Becton Dickinson, Mr. Shabshab served as EVP, Global Portfolio, Chief Marketing Officer and Head of RD&E of Diversey, Inc., a cleaning and sanitation solutions company from 2006 to 2010. In his previous roles Mr. Shabshab served as Principal with The Zyman Group, as Vice President, Client Solutions and Consulting with Symphony IRI, and in various sales and marketing roles in pharmaceutical and consumer goods companies including Warner Lambert / Pfizer, the Coca-Cola Company, and Fronterra. Mr. Shabshab holds an MBA from Northwestern University Kellogg School of Management and a B.S. in Computer Sciences from American Lebanese University.

Kristin Caltrider has served as our Executive Vice President, Chief Financial Officer, and Corporate Treasurer since March 2022.  Ms. Caltrider previously served as the Vice President of Finance at Quidel Corporation, a manufacturer of medical diagnostic products, since June 2014. Prior to her time as Vice President of Finance, Ms. Caltrider held various other roles at Quidel Corporation from May 2007 to June 2014, including Vice President of Financial Planning and Analysis, Senior Director of Financial Planning and Analysis, and Director of Financial Planning and Analysis. Prior to Quidel, Ms. Caltrider served as a Director of Finance at Life Technologies Corporation, a biotechnology company, from September 2003 to May 2007. Ms. Caltrider holds a M.B.A. from University of San Diego and a Bachelor of Arts in Business Administration from California Lutheran University.

George Parr has served as our Executive Vice President, Chief Commercial Officer since April 2021. Prior to joining Inogen, Mr. Parr served as Executive Vice President & Chief Marketing Officer at Becton Dickinson and Company, a leading medical technology company, from November 2017 through January 2020. Previously, from 2014 to 2017, Mr. Parr served as Senior Vice President & Chief Marketing Officer at SIRVA Worldwide Relocation & Moving, a moving industry company. Prior to that, from 2006 to 2013, Mr. Parr served at Diversey, Inc., a cleaning and hygiene solutions company, as Senior Vice President & Chief Marketing Officer from 2010 to 2013 and Worldwide General Manager, Kitchen Hygiene & Fabric Care from 2006 to 2010. Prior to that, Mr. Parr served in various managing roles in consumer goods companies. Mr. Parr holds an MBA from DePaul University and a B.S. in Accounting from LaSalle University.

Dr. Stanislav Glezer has served as our Executive Vice President, Chief Technology Officer since October 2021 after serving as the Executive Vice President, Chief Medical Officer from June 2021 to October 2021. Prior to joining Inogen, Dr. Glezer was with Becton Dickinson and Company, a global medical technology company where he served as the Worldwide Vice President of Medical Affairs for Diabetes Care since September 2018. Prior to joining Becton Dickinson, Dr. Glezer served as the Chief Medical Officer at Adocia S.A. a biotechnology company, from 2017 to 2018. From 2016 to 2017, Dr. Glezer served as Vice President of Global Medical Affairs at Novo Nordisk, Inc., a healthcare company. Earlier, Dr. Glezer served in a number of roles of progressively increasing seniority, including, Global Project Head for the largest late-stage pipeline asset, Vice President of Evidence and Value & Access, Vice President of Medical Affairs, and Senior Director of Medical Strategy & Operations, for Sanofi S.A., a multinational pharmaceutical company, from 2001 to 2015. Dr. Glezer holds a Doctor of Medicine from Moscow State University of Medicine and Dentistry and an MBA from California Coast University.

Bart Sanford has served as our Executive Vice President, Operations since September 2018.  From April 2017 to September 2018, Mr. Sanford was Senior Vice President, Operations, at Cepheid Inc., a molecular diagnostics company. From October 2010 to March 2017, Mr. Sanford was Vice President, Global Operations, at Molecular Devices, LLC, a life sciences company. From January 2009 to September 2010, Mr. Sanford was a Corporate Director at Danaher Corporation, a medical device company. From March 2000 to December 2008, Mr. Sanford held various positions at Fluke Corporation, an industrial test product company, including plant manager, manufacturing manager and materials manager. Mr. Sanford received an M.B.A. from Central Michigan University and a Bachelor of Arts degree in Logistics, Materials and Supply Chain Management from Michigan State University.

Jason Somer has served as our Executive Vice President, General Counsel and Corporate Secretary since July 2021. Prior to joining Inogen, Mr. Somer served as head Legal Counsel at Invoca, Inc., a SaaS analytics company. Prior to his time at Invoca, Mr. Somer served as Associate General Counsel at Sunniva, Inc., and as General Counsel and Corporate Secretary for Innova Gaming Group, a gaming company. Prior to joining Innova, Mr. Somer served as the Senior Vice President of Business Development and General Counsel at Sunora Energy Solutions, a solar energy development company. Mr. Somer also previously served as the Vice President of Special Projects and the Senior Global Counsel at Suntech Power, a Shanghai-based solar energy technology company. Prior to joining Suntech Power, Mr. Somer served as Director of Legal Affairs & Business Development at Ironport Systems, Inc. and as Associate General Counsel and a Business Development Director at Neoforma, Inc. Mr. Somer joined Neoforma from Morrison & Foerster where he was a corporate/securities associate based in New York. Mr. Somer holds a L.L.M. from Boston University, a L.L.B. from the University of British Columbia School of Law, and a B.Sc. from the University of Western Ontario in Biology/Pharmacology.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles underlying the material components of our executive compensation program for our executive officers, including the NEOs, in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions and how we use our executive compensation program to drive our performance.

Our NEOs for 2021 were:

•	Nabil Shabshab, Chief Executive Officer, President, and Director*
•	Scott Wilkinson, our former Chief Executive Officer and President, and former Director*
•	Michael Sergesketter, our former Executive Vice President, Chief Financial Officer, and Corporate Treasurer*
•	Alison Bauerlein, our former Executive Vice President, Finance and Chief Financial Officer, and Corporate Treasurer*
•	George Parr, Executive Vice President, Chief Commercial Officer*
•	Stanislav Glezer, Executive Vice President, Chief Technology Officer*
•	Bart Sanford, Executive Vice President, Operations
•	Byron Myers, our former Executive Vice President, Sales and Marketing*

2021 Management Changes*

2021 was a transition year for us as we had turnover in almost all of the members of management team.  Our 2021 executive compensation programs and decisions reflect this.   The amount and terms of the compensation provided to our new NEOs were set at levels that we believed were important to recruit these highly qualified executives to our company and retain them over the long-term.  As a result, the compensation provided to our NEOs in 2021 is greater in value than what we ordinarily might provide them for a typical year as they include incentives that are designed to compensate these executives for compensation opportunities that they forfeited when leaving their prior employers.

Below is a timeline of our management changes:

•

On January 22, 2021, our Board appointed Nabil Shabshab to serve as our President and Chief Executive Officer, effective February 8, 2021.  In addition, on January 22, 2021, our Board, upon the recommendation of the Nominating and Governance Committee, appointed Mr. Shabshab to serve as a member of our Board, effective February 8, 2021.  Mr. Shabshab succeeded Mr. Wilkinson, who previously announced that he was retiring from the positions of President, CEO, and as a director.  Mr. Wilkinson’s retirement as an officer and director of the Company became effective February 8, 2021.  In connection with these changes, each of Mr. Shabshab and Mr. Wilkinson entered into an agreement with us, which agreement is described in the “Employment and Transition Agreements Post-Employment Compensation” section below.

•

On April 2, 2021, Mr. Myers notified us of his intention to resign from his employment with us and entered into a transition agreement with us, which agreement is described in the “Employment and Transition Agreements and Post-Employment Compensation” section below.  Mr. Myers’ resignation became effective June 4, 2021.

•

On April 5, 2021, our Board appointed George Parr to serve as our Executive Vice President, Chief Commercial Officer, effective April 12, 2021.  In connection with his hire, Mr. Parr entered into an agreement with us, which agreement is described in the “Employment and Transition Agreements and Post-Employment Compensation” section below.

•	On June 3, 2021, our Board appointed Stanislav Glezer to serve as our Executive Vice President, Chief Medical Officer, effective June 21, 2021.
•

On October 11, 2021, our Board approved Dr. Glezer’s promotion to Executive Vice President, Chief Technology Officer, effective October 11, 2021.  In connection with his promotion, Dr. Glezer entered into agreements with us, which agreements are described in the “Employment and Transition Agreements and Post-Employment Compensation” section below.

•

On December 10, 2021, our Board appointed Michael K. Sergesketter to serve as our interim Executive Vice President, Chief Financial Officer and Treasurer, effective December 13, 2021.  Mr. Sergesketter succeeded Ms. Bauerlein.  In connection with these changes, each of Mr. Sergesketter and Ms. Bauerlein entered into an agreement with us, which agreement is described in the “Employment and Transition Agreements and Post-Employment Compensation” section below. Ms. Bauerlein’s separation became effective April 1, 2022.

•

On March 1, 2022, our Board appointed Kristin Caltrider to serve as our Executive Vice President, Chief Financial Officer and Treasurer, effective March 21, 2022.  Ms. Caltrider succeeded Mr. Sergesketter, who, on March 2, 2022, tendered his resignation as an officer effective upon the date Ms. Caltrider commenced employment.  In connection with her hire, Ms. Caltrider entered into an agreement with us, which is described in the “Employment and Transition Agreements and Post-Employment Compensation” section below.

Executive Summary

We believe we are a leader in portable oxygen concentrators and that the market for our technology remains underpenetrated.

We are committed to our purpose of improving lives through respiratory care. We believe we can create long-term shareholder value by focusing on increasing patient and physician awareness of our products, expanding clinical research, growing revenue, and optimizing our business.  We maintain our belief that the need and patient preference for our best-in-class portable oxygen concentrators remains strong.

Our 2021 executive compensation program and incentive plan targets reflected our objective of building momentum for earnings growth as we continued to utilize performance-based criteria, based on Adjusted Operating Income, in our equity compensation program for our executives so that a significant portion of an executive’s 2021 equity compensation only vests if we achieve meaningful Adjusted Operating Income targets over a multi-year period. We define “Adjusted Operating Income” for these performance targets as operating income as determined under U.S. generally accepted accounting principles (“GAAP”) but excluding the impact of (i) revenue and expense arising from any businesses acquired following the grant date but prior to the end of the applicable performance period and (ii) stock-based compensation expenses and stock-based compensation payroll taxes.

2021 Business Performance and Compensation

The COVID-19 pandemic and the related cost inflation primarily associated with supply chain challenges impacted profitability in 2021, but revenue growth was strong at 16.1% as demand increased, primarily due to higher vaccination rates, patient diagnosis rates, and patient ambulation rates. At the same time, we were focused on driving commercial excellence and operational efficiencies while investing in our infrastructure and capability build, clinical evidence, innovation, and new product development to strengthen and advance our market leadership position in portable oxygen therapy. In addition, we demonstrated liquidity and strong growth in rental revenue and rental gross margin for our stockholders in 2021 compared to 2020. We continue to look for ways to enhance our business and create and sustain long-term value in several of our key business metrics, including additional technology investments, increased consumer and physician awareness, and expanded access to our products through our rental offerings.

We faced continuing challenges in 2021 due to the COVID-19 pandemic that had an impact on our company, primarily due to supply chain constraints that limited our ability to fulfill higher demand and increased costs, primarily related to the acquisition of semiconductor chips. However, overall recovery of patient demand for our products improved faster than expected as vaccination rates improve, patients returned to travel and increased patient ambulation rates. While we continued to see fluctuations in demand associated with the COVID-19 pandemic, overall demand improved from 2020, and revenue grew 16.1% in spite of the supply chain constraints. In addition, we improved Adjusted EBITDA 36.3% in 2021 versus 2020, primarily due to improved gross margin due to improved sales mix to higher margin sales channels and a double-digit price increase effective September 1, 2021, which were partially offset by higher operating expenses. This improved gross margin was in spite of the cost inflation seen for semiconductor chips. The additional investments in operating expenses were primarily for clinical research, research and development, commercial operations and building the necessary infrastructure and capabilities to support future durable revenue growth and margin expansion.

Our 2021 results include:

•	Revenue of $358.0 million, an increase of 16.1% from 2020;
•	Gross margin of 49.3%, an increase of 10.0% from 2020, compared to 44.8% in 2020;
•	Net loss of $6.3 million, or $0.28 per diluted share, compared to net loss of $5.8 million or $0.27 per diluted share in 2020;
•

Non-GAAP adjusted earnings before interest expense, interest income, provision for incomes taxes, depreciation and amortization, change in fair value of earnout and stock-based compensation (non-GAAP Adjusted EBITDA) of $29.5 million, an increase of 36.3% from 2020, compared to non-GAAP Adjusted EBITDA of $21.6 million in 2020; and

•	Non-GAAP Adjusted Operating Income of $16.6 million, an increase of 245% from 2020, compared to non-GAAP Adjusted Operating Income of $4.8 million in 2020.

Please see Appendix A attached to this proxy statement for a reconciliation of non-GAAP Adjusted EBITDA and non-GAAP Adjusted Operating Income.

Given our strong revenue growth and improved Adjusted EBITDA, we achieved above-target payout levels of performance for key metrics in our annual cash incentive plan, and maximum levels for the 2021 tranches of our performance-based equity awards.  Consistent with our pay-for-performance philosophy, annual bonus plan payouts were made to our senior executive team for 2021 at 170% payout levels, and at 150% for the performance-based equity awards based on 2021 performance.

Overview of Executive Compensation Program

Our executive compensation program is designed to be competitive and appropriately balance our goals of attracting, motivating, rewarding, and retaining our executive officers and driving company performance. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s target annual total direct compensation opportunity (base salary, cash incentive compensation and long-term equity awards based on grant date fair value at target levels) is “at-risk,” meaning the amounts paid to each executive officer will vary based on our company performance and their contributions to that performance.

Historically, we have emphasized performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established annual goals through our cash executive incentive compensation plan.  In 2021, we continued to place a strong emphasis on performance-based compensation for Mr. Shabshab and our other NEOs who were employed with us when we set annual compensation in 2021 by granting a portion of each of these NEO’s long-term incentive compensation, such that it vests only if we achieve certain Adjusted Operating Income goals during the three one-year performance periods, and the executive continues to provide services to us. For our new hire NEOs, we placed a greater emphasis on providing compensation to recruit them to our company, including placing a greater emphasis on time-based RSUs as the long-term incentive compensation component of their 2021 total compensation.

Going forward, we expect the continued use of performance-based equity awards is intended to enhance the alignment between the interests of our executives and stockholders and provide incentives for our executives to drive long-term company growth and stockholder value.

2021 Executive Compensation Highlights

Consistent with our pay-for-performance philosophy, we took the following actions during 2021 with respect to NEO compensation.

•

Competitive Cash Incentive Payments: In the first quarter of 2021, we established annual cash incentive opportunities to reflect competitive market conditions and overall strong performance and aimed our 2021 cash incentive compensation plan to focus 50% on revenue and 50% on Adjusted EBITDA, two key measurements of our growth and profitability, as the criteria for payment of cash incentives to the NEOs.

Based on our results in revenue and Adjusted EBITDA in 2021, our bonus pool funded at 170% of target amount to our NEOs under the 2021 Incentive Plan (as defined below).

•

Performance-Based and Time-Based Full Value Awards: Granted long-term incentive compensation opportunities in the form of full value awards - RSUs. These equity awards are subject to performance- and/or time-based vesting requirements and are intended to further align our executives’ interests with those of our stockholders.

In 2021, we exceeded our threshold Adjusted Operating Income goals; as a result, the 2021 tranches of our performance-based equity awards vested at 150% of target amount for our NEOs.

•

2021 “Say-on-Pay” Advisory Vote to Approve Executive Compensation: At last year’s annual meeting of stockholders held in May 2021, approximately 99.2% of the votes cast on our say-on-pay proposal (excluding broker non-votes and abstentions) were cast in favor of the compensation of the NEOs on an advisory basis. In 2021, the Compensation Committee considered the results of the “say-on-pay” vote as one factor when making its executive compensation decisions during 2021, including continuing to grant performance-based equity awards in order to remain market competitive and promote further alignment between the interests of our executives and our stockholders. Due to the continued strong support, we received from our stockholders, we retained our general approach and philosophy to executive compensation in 2021.

Executive Compensation Governance Highlights

We maintain sound governance standards consistent with our executive compensation policies and practices and we seek to adhere to the best practices for compensation and corporate governance purposes. The Compensation Committee and in certain cases, the independent members of our Board, evaluate our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent as well as protect our stockholders’ interests. These policies and practices were in effect during 2021:

Compensation Governance

✓

Independent Compensation Committee and Board Approval. The Compensation Committee is comprised solely of independent directors. In addition, certain executive compensation decisions at the Board level are made by independent directors;

✓

Independent Compensation Committee Advisor. The Compensation Committee engaged its own independent compensation consultant to assist with its compensation review for 2021. This consultant performed no other services for us;

✓	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy; and
✓	Equity Ownership Guidelines. The Board has adopted Equity Ownership Guidelines applicable to our directors, Chief Executive Officer and Executive Officers.

Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including:

✓

Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on our performance through our short-term cash and long-term equity incentive compensation opportunities;

✓	No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
✓

No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers;

✓	No Special Health or Welfare Benefits. Our executive officers participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees;
✓	Hedging and Pledging Prohibited. We prohibit our employees, including our NEOs and directors, from pledging our securities or engaging in hedging transactions;
✓

Multi-Year Vesting Requirements. The long-term equity awards granted to our NEO’s generally vest over three one-year performance periods with respect to performance-based awards or a four-year period with respect to time-based awards, consistent with current market practice and our retention objectives, except in circumstances where necessary to retain or recruit executives; and

✓

Compensation Recoupment Policy. We maintain a Compensation Recoupment Policy applicable to our executive officers that provides for the potential recovery of incentive compensation in the event of a financial restatement under certain circumstances.

Executive Compensation Philosophy and Program Design

Overview

The goals of our executive compensation program are to attract, retain, motivate and reward executive officers who contribute to our success and to incentivize these executives to achieve our short-term and long-term business objectives in order to increase long-term value and increase stockholder returns. This program combines competitive cash and equity awards in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long term.

Our executive compensation program is designed to achieve the following specific objectives:

•	align the interests of our executive officers with both short-term and long-term stockholders’ interests; and
•	establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers.

Executive Compensation Program Framework

For 2021, the principal elements of our executive compensation program are summarized in the following table and described in detail in “Executive Compensation Components” below.

Compensation Element	Description and Purpose	Key Features
Base Salary (fixed cash)	To provide a competitive fixed level of cash compensation that reflects fulfillment of day-to-day responsibilities, skills and experience.

Annual adjustments are based on both qualitative and quantitative factors such as: job level, responsibilities and prior experience and expertise, individual performance, future potential and competitive market practice and internal equity.

Reviewed annually for market competitiveness.

Annual Cash Incentive (at-risk cash)

To incentivize and reward contributions of executive officers in achieving strong financial, operating and strategic objectives during the fiscal year by meeting or exceeding the established goals.

To ensure a strong pay-for-performance culture, as payouts are based on performance achieved relative to goals and are not guaranteed.

Payouts are based on a pre-determined formula that, in 2021, included achievement of specified revenue and Adjusted EBITDA targets, as determined by the Compensation Committee or the independent members of the Board.

Target incentive opportunities are typically set annually at market competitive levels.

Performance goals are set and approved by the Compensation Committee or the independent members of the Board in the first quarter of each year. Incentive payouts are capped at 200% of target.

Long-term Equity Incentive Compensation

To ensure strong performance, promote retention and align our executives’ interests with stockholders’ long-term interests through incentive compensation linked to our long-term financial and company stock price performance.

All equity compensation is denominated in, and valued based on the trading price of shares of Inogen stock.

Equity awards are typically granted annually using a value-based approach of granting full value awards (RSUs) to our executive officers. These awards are subject to a mix of time- or performance-based vesting conditions over a multi-year period.

NEO recruitment in 2021 had a greater emphasis on time-based RSUs over performance-based RSUs.

The value of the annual equity grants to each of our NEOs is established by the Compensation Committee or the independent members of the Board after reviewing such factors as the competitive levels at our compensation peer companies, and to recognize our outstanding performance and our executive officers’ contributions to that performance.

Sign-on Bonus and Limited Perquisites	To entice key executives and other new hires to join our company.	In 2021, we provided sign-on bonuses and paid for relocation expenses for our NEOs. Other than the relocation payments, we offer limited perquisites to our NEOs.

We also offer our executive officers the opportunity to participate in our 401(k) plan, health care insurance, flexible spending accounts, employee stock purchase plan and certain other benefits available generally to all of our full-time employees.

Governance of Executive Compensation Program

Role of Our Compensation Committee and our Board

Our Compensation Committee, which operates under a written charter adopted by the Board, is primarily responsible for reviewing and approving or recommending to the Board the compensation arrangements for our executive officers. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer and director compensation for consistency with our compensation philosophy as in effect. The Compensation Committee’s review of the base salary levels, annual cash incentive compensation opportunities, and long-term equity incentive compensation opportunities of our executive officers, including the NEOs, generally occurs around the beginning of the year, or more frequently as warranted. To date, our Compensation Committee has not established any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, as described above, our Compensation Committee seeks to provide a significant portion of our executive officer compensation in the form of variable, at-risk pay.

Our Compensation Committee or the independent members of the Board approve executive compensation decisions after taking into account these recommendations and such other factors as they deem relevant and as further described below. Typically, executive compensation adjustments to cash compensation are effective in the first quarter of the year.

Role of Our Executive Officers

In connection with its review and approval or recommendations, our Compensation Committee considers the recommendations of our Chief Executive Officer regarding the compensation of our executive officers who report directly to him. These recommendations generally include annual adjustments to compensation levels and an assessment of each executive officer’s overall individual contribution, scope of responsibilities and level of experience. While our Compensation Committee retains discretion to set executive officer compensation, it gives considerable weight to our Chief Executive Officer recommendations because of his direct knowledge of each executive officer’s performance and contribution to our business.

No other executive officer participates in the determination or recommendation of the amount or form of executive officer compensation, but our Board or our Compensation Committee may discuss with our Chief Executive Officer or Chief Financial Officer our financial, operating and strategic business objectives, incentive targets or performance goals. The Board or the Compensation Committee reviews and determines the appropriateness of the financial measures and performance goals, as well as assesses the degree of difficulty in achieving specific incentive targets and performance goals.

Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its executive compensation review. In 2021, the Compensation Committee retained Pearl Meyer to serve as its independent executive compensation consultant and review the competitiveness of our compensation program for our senior executive officers and non-employee directors. Pearl Meyer also advises the Compensation Committee regarding various other executive and director compensation issues as requested.

No member of our management team participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee, and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairperson between meetings; however, the Compensation Committee, or the independent members of the Board, make all decisions regarding the compensation of our executives.

Pearl Meyer provides various compensation consulting services to the Compensation Committee with respect to our executives and other key employees pursuant to a written consulting agreement with the Compensation Committee. The services Pearl Meyer provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive compensation program including evolving best practices and providing market information and analysis regarding the competitiveness of the Company’s executive compensation program design.

Competitive Positioning

In 2020, the Compensation Committee approved a group of peer group companies (the “Compensation Peer Group”).  The Compensation Peer Group included similarly-situated medical device and diagnostic companies that were identified by Pearl Meyer as companies with similar financial and growth characteristics and as competitors for executive talent based generally on the following criteria:

•	Had revenue for the trailing 12 months of $150 million to $1 billion;
•	Had market capitalization of $300 million to $4 billion; and
•	Was in the healthcare equipment or supplies industry, which includes medical device companies

The updated Compensation Peer Group consisted of 17 companies that meet the industry criteria and financial criteria. The following companies comprised the Compensation Peer Group plan to be used to set compensation for 2021:

AtriCure, Inc	iRhythm Technologies, Inc.
Cantel Medical Corporation	Merit Medical Systems, Inc.
Cardiovascular Systems Inc.	Natus Medical Inc.
CONMED Corporation	Nevro Corporation
CryoLife, Inc.	OraSure Technologies, Inc.
Glaukos Corporation	Orthofix Medical, Inc.
Globus Medical, Inc.	Tactile Systems Technology, Inc.
Intersect ENT, Inc.	Wright Medical Group N.V.
Invacare Corporation

Certain information regarding the size and value of the Compensation Peer Group companies relative to us is set forth below (based on estimated information in August 2020).

	Compensation Peer Group
		Range
(In millions)	Inogen	Low	High	Median
Revenue(1)	$331	$109	$995	$390
Market Capitalization	706	245	5,286	1,819
EBITDA(2)	16	(80)	174	21

(1)	Based on a twelve-month trailing at the time of the report.
(2)	Represents earnings before interest, taxes, depreciation and amortization based on a twelve-month trailing at the time of the report.

For compensation decisions made in the first quarter of 2021, the Compensation Committee evaluated the target annual total direct compensation (annual base salary, annual cash incentives and long-term equity incentive) for each of our executive officers, including our NEOs, who were employed with us when we set annual compensation in 2021. In determining its recommendations for the Board on executive compensation, the Compensation Committee reviewed the market consensus data provided by Pearl Meyer.  The Compensation Committee reviewed the market consensus data for each executive officer’s base salary and annual target cash incentive and for each executive officer’s long-term equity incentives but did not attempt to benchmark to any specific percentile. In conducting its evaluation, the Compensation Committee also considered, among other factors, company performance, each element of compensation, the compensation package as a whole, each executive officer’s past and expected future contribution to our business and our financial performance, and internal pay equity based on the impact on the business and performance, and retention.

We believe that this design allows us to meet the objectives of our executive compensation program, including attracting and retaining talented executives, while retaining flexibility to tailor compensation based on individual circumstances.

The Compensation Committee also reviewed market data provided by Pearl Meyer in negotiations with Messrs. Shabshab and Parr in setting their new hire compensation package in 2021.  Market data was one factor among the other factors described above that the Compensation Committee considered in designing a compensation package that was competitive and would recruit and retain these key executives to our business.

In April 2021, the Compensation Committee updated our Compensation Peer Group for merger and acquisition activity and changes in company size and included similarly-situated medical device and diagnostic companies that were identified by Pearl Meyer as companies with similar financial and growth characteristics and as competitors for executive talent based generally on the following criteria:

•	Had revenue for the trailing 12 months of $150 million to $1 billion (with selected exceptions);
•	Had market capitalization of $300 million to $4 billion (with selected exceptions); and
•	Was in the healthcare equipment, supplies, providers, or services industry, which includes medical device companies.

As a result of the application of these criteria, we added AngioDynamics, Inc., Avanos Medical, Inc., and Penumbra, Inc. to our Compensation Peer Group and removed Intersect ENT, Inc. (which had revenue that fell below the range described above) and Wright Medical Group N.V. (which had been acquired) from our Compensation Peer Group.  The updated Compensation Peer Group consisted of 18 companies that meet the industry criteria and financial criteria. The following companies comprised the Compensation Peer Group plan to be used for compensation decisions for the remaining part of 2021:

AtriCure, Inc	Invacare Corporation
AngioDynamics, Inc.	iRhythm Technologies, Inc.
Avanos Medical, Inc.	Merit Medical Systems, Inc.
Cantel Medical Corporation	Natus Medical Inc.
Cardiovascular Systems Inc.	Nevro Corporation
CONMED Corporation	OraSure Technologies, Inc.
CryoLife, Inc.	Orthofix Medical, Inc.
Glaukos Corporation	Penumbra, Inc.
Globus Medical, Inc.	Tactile Systems Technology, Inc.

Certain information regarding the size and value of the Compensation Peer Group companies relative to us is set forth below (based on estimated information at the time of review in April 2021).

	Compensation Peer Group
		Range
(In millions)	Inogen	Low	High	Median
Revenue(1)	$308	$172	$1,016	$384
Market Capitalization	1,179	286	9,998	2,527
EBITDA(2)	7	(69)	203	12

(1)	Based on a twelve-month trailing at the time of the report.
(2)	Represents earnings before interest, taxes, depreciation and amortization based on a twelve-month trailing at the time of the report.

The Compensation Committee also reviewed market data provided by Pearl Meyer with respect to the updated Compensation Peer Group in negotiations with Dr. Glezer in its setting his new hire and promotion compensation package in 2021. Market data was one factor among the other factors described above that the Compensation Committee considered in designing a compensation package that was competitive and would recruit and retain him to our business.

Executive Compensation Elements and Corporate Performance Measure

Base Salary

We provide an annual base salary to each of our executive officers, including our NEOs, to compensate them for services rendered during the year. Salaries are reviewed annually by the Compensation Committee or, at the request of the committee, the independent members of our Board, and adjusted for the ensuing year based on (i) both qualitative and quantitative factors such as company performance, job level, responsibilities and prior experience and expertise, individual performance, and future potential, (ii) internal review of the executive officer’s total compensation, individually and relative to our other executive officers with similar levels of responsibility within our organization and (iii) an evaluation of the compensation levels of similarly-situated executive officers in our Compensation Peer Group and in our industry generally.

Mr. Shabshab’s, Mr. Sergesketter’s, Mr. Parr’s, and Dr. Glezer’s base salaries were established through arms’ length negotiation in connection with each hire in 2021.

In setting our other NEO’s’ base salaries for 2021, we considered the recommendations of the Chief Executive Officer regarding the compensation of each of the NEOs who reported directly to him, the NEOs role and responsibilities within the Company, and such other factors described above.  We also considered the midpoint range as a general guideline for the appropriate level of base salaries but do not attempt to benchmark base salary to any specific percentile.  We believe that this approach to setting base salary levels allows us to be competitive, while retaining flexibility to tailor compensation based on individual circumstances.  Except as otherwise indicated below, no changes were made to the base salaries of these NEOs in 2021.

The 2021 base salaries for our NEOs were as follows:

	2021	2020
Name	Base Salary	Base Salary	% Increase
Nabil Shabshab(1)	$650,000	$-	—
Michael Sergesketter(2)	480,000	—	—
George Parr (3)	460,000	—	—
Stanislav Glezer (4)	460,000	—	—
Bart Sanford(5)	355,000	325,000	9.2%
Scott Wilkinson	525,000	525,000	0.0%
Alison Bauerlein	367,000	367,000	0.0%
Byron Myers	350,000	350,000	0.0%

(1)	Mr. Shabshab’s base salary was effective on his date of hire on February 8, 2021.
(2)	Mr. Sergesketter’s base compensation is $40,000 per month, which has been annualized for purposes of the table, was effective on his date of hire on December 13, 2021.
(3)	Mr. Parr’s base salary was effective on his date of hire on April 12, 2021.
(4)

The figure listed for Dr. Glezer represents the highest annualized base salary established for him during 2021.  Dr. Glezer’s base salary initially was $415,000, effective on his date of hire as Executive Vice President, Chief Medical Officer on June 21, 2021. In connection with his promotion to the role of Executive Vice President, Chief Technology Officer, he entered into an amended employment agreement that increased his annualized base salary to $460,000, effective on October 11, 2021.

(5)

The figure listed for Mr. Sanford represents the highest annualized base salary established for him during 2021. The Compensation Committee approved an increase to Mr. Sanford’s base salary from $325,000 to $355,000, effective as of November 1, 2021.

Cash Incentive Compensation

Overview of 2021 Incentive Plan.  We maintained a cash executive incentive compensation plan for 2021 (the “2021 Incentive Plan”) for our eligible, non-commissioned employees, including our executive officers (other than Mr. Sergesketter).  Mr. Sergesketter was not eligible to receive any bonuses during his employment, other than the completion bonus described in the “Employment and Transition Agreements and Post-Employment Compensation” section below.

The 2021 Incentive Plan was designed to increase stockholder value and our success by motivating our employees, including our participating NEOs, to perform to the best of their abilities and achieve our objectives.  The Compensation Committee determined the performance goals applicable to target awards under the 2021 Incentive Plan.

Target Cash Incentive Opportunities.  Except for Mr. Sergesketter, each of our executive officers, including each of our NEOs, was assigned a target annual incentive compensation opportunity under the 2021 Incentive Plan, which was calculated as a percentage of his or her annual base salary as of the end of 2021.

The annual cash incentive compensation opportunities of the NEOs for fiscal 2021 were:

	2021 Target Annual Cash Incentive Compensation Opportunity (as a percentage of base salary)	2021 Target Annual Cash Incentive Compensation Opportunity	2021 Maximum Annual Cash Incentive Compensation Opportunity	2021 Actual Annual Cash Incentive Compensation
Name	(%)	($)(1)	($)(2)	($)(3)
Nabil Shabshab	85.0%	$493,466	$986,932	$848,938
Michael Sergesketter	—	—	—	—
George Parr	60.0%	198,871	397,742	342,877
Stanislav Glezer(4)	40.0% - 60.0%	111,027	222,055	194,454
Bart Sanford	40.0%	130,000	260,000	225,381
Scott Wilkinson	0.0%	—	—	—
Alison Bauerlein	40.0%	146,800	293,600	250,520
Byron Myers	40.0%	140,000	280,000	—

(1)	Based on 100% of target.
(2)	Based on 200% of target.
(3)	The amounts in this column represent the amounts actually paid to each of our NEOs under the 2021 Incentive Plan, as discussed below.
(4)

Dr. Glezer’s target annual incentive compensation opportunity under the 2021 Incentive Plan initially was 40% of his annual base salary. In connection with his promotion to the role of Executive Vice President, Chief Technology Officer, he entered into an amended employment agreement that increased his target annual incentive compensation opportunity to the sum of (i) 40% of the salary he received under his original employment agreement and (ii) 60% of the salary he received in 2021 under his amended employment agreement.

2021 Incentive Plan Performance Goals.  For fiscal 2021, we continued to measure the 2021 Incentive Plan on the corporate performance objectives of revenue (weighted 50%) and Adjusted EBITDA (weighted 50%). We use revenue and Adjusted EBITDA to provide incentives for our employees to drive both revenue and earnings growth and make adjustments to exclude certain non-cash and other expenses that are not indicative of our core operating results. For purposes of the 2021 Incentive Plan, Adjusted EBITDA excluded the cash sign-on bonus (and the employer portion of employment taxes on the bonus) and relocation and temporary living expense reimbursements provided to Mr. Shabshab under his employment agreement and the salary paid to Mr. Wilkinson during the period he provided transition services to us as a non-executive employee under his transition agreement. The 2021 Incentive Plan funded based on our actual achievement against this metric according to the formula set forth below:

Payout Percentage (1)	Revenue Achievement Level (2) (50% weighting)	Adjusted EBITDA Achievement Level (3) (50% weighting)
0%	$308.5 Million	$8.2 Million
25%	$313.3 Million	$10.3 Million
50%	$318.2 Million	$12.5 Million
75%	$323.0 Million	$14.7 Million
100%	$327.8 Million	$16.9 Million
125%	$346.8 Million	$18.2 Million
150%	$365.8 Million	$19.5 Million
175%	$384.8 Million	$20.8 Million
200%	$403.8 Million	$22.1 Million

(1)	“Payout Percentage” refers to the percentage of target incentive payout earned at each revenue or Adjusted EBITDA achievement level indicated.
(2)

“Level” refers to the level of achievement of the target performance goal necessary to earn any incentive payout under the plan.  The revenue payout percentage (as a percent of target incentive) was determined using linear interpolation if actual results were greater than $308.5 million but less than $327.8 million for payouts up to 100% and using linear interpolation if actual results were greater than $327.8 million but less than $403.8 million for payouts up to 200%, in each case rounded to the nearest whole percentage. If revenue exceeded $403.8 million, the payout percentage would have been 200%.

(3)

“Level” refers to the level of achievement of the target performance goal necessary to earn any incentive payout under the plan.  The Adjusted EBITDA payout percentage (as a percent of target incentive) was determined using linear interpolation if actual results were greater than $8.2 million but less than $16.9 million for payouts up to 100% and using linear interpolation if actual results were greater than $16.9 million but less than $22.1 million for payouts up to 200%, in each case rounded to the nearest whole percentage. If Adjusted EBITDA exceeded $22.1 million, the payout percentage would have been 200%.

The Compensation Committee reserved the right to increase, decrease, or eliminate any incentive payment that may be payable under the 2021 Incentive Plan, based on the factors it deemed relevant.

2021 Incentive Plan Achievement

Our 2021 results were revenue of $358.0 million (resulting in a percentage achievement of 140%) and Adjusted EBITDA was $29.5 million (resulting in a percentage achievement of 200%).  Accordingly, the 2021 Incentive Plan funded at an aggregate weighted payout percentage of 170% of target and our eligible executive officers, including our eligible NEOs, received payment under the 2021 Incentive Plan at 170% of target levels.  The actual amount of each eligible NEO’s payment under the 2021 Incentive Plan is also set forth in the “Non-Equity Incentive Plan” compensation column in the Summary Compensation Table below.

Long-Term Incentive Compensation

We believe long-term incentive compensation is an effective means for focusing our executive officers, including the NEOs, on driving improved financial performance and increased stockholder value over a multi-year period, provides a meaningful reward for long-term value creation, and motivates them to remain employed with us.

This approach aligns the contributions of our executive officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock.

In 2021, we determined long-term incentive compensation for Ms. Bauerlein and Messrs. Sanford and Myers as part of our annual compensation review and after considering a competitive market analysis, the recommendations of the Chief Executive Officer, the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, our company performance and their contributions towards achieving performance, and the other factors described above. We did not benchmark long-term incentive compensation to any specific percentile.

In 2021, we determined the long-term incentive compensation opportunities for Mr. Shabshab, Mr. Parr, and Dr. Glezer through arms-length negotiations in connection with their hiring after considering a competitive market analysis and the amounts and terms that they believed were necessary to recruit these executives to our company.

In February 2021, the Compensation Committee approved equity awards to our NEOs in the form of RSUs in the following amounts and on the following terms effective as of March 1, 2021 (or for the grants to Mr. Parr and Dr. Glezer shortly following their hiring dates):

	RSUs
Name	Time-based		Performance-based(1)	Total Target Number of Shares subject to RSUs	Equity Awards (Aggregate Grant Date Fair Value)
Nabil Shabshab	52,690	(2)	18,818	71,508	$3,799,935
Michael Sergesketter	—		—	—	$—
George Parr	18,015		—	18,015	$1,199,979
Stanislav Glezer	12,298		—	12,298	$799,985
Bart Sanford	3,763		3,763	7,526	$399,932
Scott Wilkinson	—		—	—	$—
Alison Bauerlein	12,231		12,231	24,462	$1,299,911
Byron Myers	3,763		3,763	7,526	$399,932

(1)	This column represents the performance-based RSUs granted at target levels of performance.
(2)	Represents an award of 33,872 RSUs (the “Shabshab New Hire Award”) and an award of 18,818 RSUs.

Each time-based award (other than the Shabshab New Hire Award) vests as to 25% of the total number of RSUs on the first anniversary of the grant date and as to 1/16th of the total number of RSUs quarterly thereafter, subject to the NEO’s continued service with us.  The Shabshab New Hire Award vests as to 50% of the total number of RSUs on the first anniversary of the grant date and as to 1/16th of the total number of RSUs quarterly thereafter subject to Mr. Shabshab’s continued service with us.  The size and terms of the Shabshab New Hire Award were established by the Compensation Committee and Board at levels that they believed are necessary to recruit Mr. Shabshab to our company after factoring in his potential compensation from his prior employer, his past experience, and expected future contributions to our company.

The performance-based awards are separated into three substantially equal tranches and are earned based on our achievements against Adjusted Operating Income targets for 2021, 2022, and 2023, respectively, and each tranche vests following the end of each performance period on March 1, subject to the NEO’s continued service with us on the applicable vesting date. If, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Plan), then shares corresponding to that performance period are achieved at target and will vest as of immediately prior to such change in control.

The performance-based awards are earned based on our achievement of Adjusted Operating Income for the performance period that applies to each tranche. The Adjusted Operating Income performance measure has a sliding scale so each NEO may achieve from 0% to 150% of the target award amount. The achievement percentage for the performance-based awards is determined using a linear interpolation if actual results are greater than the minimum amount but less than 150% target.

We previously granted performance-based equity awards to certain of our NEOs in March 2019 and March 2020.  Each of these equity awards is separated into three substantially equal tranches that vest based on our achievement against performance goals related to Adjusted Operating Income for the year the award was granted and each of the following two years.  For the tranche based on achievement of Adjusted Operating Income in 2021, the number of shares covered by the tranche is discussed below.

The following table shows the 2021 actual payout level for the first, second and third tranches of the performance-based awards granted in March 2019, February 2020, and March 2021, which were based on achievement of 2021 Adjusted Operating Income. Adjusted Operating Income was greater than the maximum threshold level of achievement for each of these tranches of these equity awards and the maximum number of shares covered by these tranches were earned or vested.

Grant Date	Adjusted Operating Income Threshold	Adjusted Operating Income Target	Adjusted Operating Income Maximum	Adjusted Operating Income Actual
3/1/2019 (Third Tranche)	$5.4 million	$6.3 million	$6.7 million	$17.0 million(1)
Vesting Percentage (Third Tranche)	0.0%	100.0%	150.0%	150.0%
2/28/2020 (Second Tranche)	$4.8 million	$5.3 million	$5.5 million	$16.6 million
Vesting Percentage (Second Tranche)	0.0%	100.0%	150.0%	150.0%
3/1/2021 (First Tranche)	$4.8 million	$5.0 million	$8.0 million	$16.6 million
Vesting Percentage (First Tranche)	0.0%	100.0%	150.0%	150.0%
(1)

The Adjusted Operating Income definition for the 3/1/2019 grant includes an additional adjustment for revenue and expenses arising from any businesses acquired following the grant date but prior to the end of the applicable performance period that totaled $0.4 million in fiscal year 2021.

The Adjusted Operating Income targets for the second and third performance periods of the 2021 RSUs, or 2022 and 2023, respectively, are based on Adjusted Operating Income growth percentage of 8%. Adjusted Operating Income growth for the second performance period is based on the Company’s growth in Adjusted Operating Income from 2021 to 2022 and the third performance period is based on the Company’s growth in Adjusted Operating Income from 2022 to 2023.

Retirement, Welfare and Health Benefits

Our executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our employees, including the NEOs, are eligible to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 80% of their current eligible compensation not over the statutorily prescribed limit and have their compensation deferral contributed to the Section 401(k) plan. The Company began matching contributions to this plan for all eligible employees in 2017 but suspended matching contributions effective July 1, 2020 due to the financial impacts of the COVID-19 pandemic; however, matching contributions were reinstated on June 21, 2021.

Our health and welfare benefits include medical, dental and vision benefits, long-term disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2021, none of the NEOs received perquisites or other personal benefits for such individual with the exception of Mr. Shabshab, Mr. Parr, and Dr. Glezer, who received reimbursement of relocation and/or temporary housing expenses (with all such expenses grossed up for applicable taxes), in accordance with their employment agreements (including repayment provisions if their employment with us terminates sooner under certain circumstances), all as described in further detail in the “Employment Agreements and Post-Employment Compensation” section below. In addition, pursuant to the terms of their employment agreements, we agreed to pay a $5,000 bonus to each of Mr. Parr and Dr. Glezer for miscellaneous moving expenses (and in Mr. Parr’s case, a gross up for applicable taxes).  The Compensation Committee believed that providing Mr. Shabshab, Mr. Parr, and Dr. Glezer with these benefits was important in order to recruit them to join our company.  The actual amounts paid to Mr. Shabshab, Mr. Parr, and Dr. Glezer in 2021 are set forth in the Summary Compensation Table below.  We believed that providing these amounts was necessary in order to recruit these executives and assist with their transition to work from our home offices in Goleta, CA.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those offered to Mr. Shabshab, Mr. Parr and Dr. Glezer in accordance with their employment agreements, as described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment and Transition Agreements and Post-Employment Compensation

We have entered into written employment agreements with each of our executive officers, including the NEOs. Each of these agreements was approved by our Board or the Compensation Committee at the time of approval.

In filling each of our executive officer positions, our Board and the Compensation Committee at the time of the executive officer’s appointment recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our Board and the Compensation Committee at the time of appointment were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

In connection with their joining the Company, we entered into employment agreements with Mr. Shabshab, Mr. Parr and Dr. Glezer in 2021 and an employment agreement with Ms. Caltrider in 2022.  Each employment agreement provides an initial base salary, annual cash incentive opportunity, and initial equity awards, which are described above in the “Compensation Discussion and Analysis” for Mr. Shabshab, Mr. Parr and Dr. Glezer.  Ms. Caltrider’s employment agreement provides for a base salary of $440,000, a target annual cash incentive opportunity of 60% of her base salary, and an equity award of 34,081 RSUs (which had an approximate grant value of $1,200,000 based on the time of determination of the award) that vests as to one-third of the total number of RSUs on the first anniversary of the grant date and as to 1/12th of the total number of RSUs quarterly thereafter subject to Ms. Caltrider’s continued service with us.  In addition, each employment agreement provides that the applicable NEO will be eligible for annual equity awards beginning in 2022 (or in Ms. Caltrider’s case, 2023) having an expected grant date value of (i) for Mr. Shabshab, at least $2 million, (ii) for Ms. Caltrider, $800,000, (iii) for Mr. Parr, between $700,000 and $800,000, and (iv) for Dr. Glezer, $400,000, with these equity awards vesting based on the same terms and conditions as the annual equity awards made to the Company’s similarly situated executives.  We believed that providing these NEOs with equity award commitments was important in order to recruit them to our business.

The employment agreements with Mr. Shabshab, Mr. Parr and Dr. Glezer also provide that we will cover the costs of certain relocation and moving expenses, including the following:

•

Mr. Shabshab’s employment agreement provides that we will cover up to $100,000 in reasonable moving expenses related to moving his primary residence to the Goleta, California area, reasonable costs for him to move himself and his spouse to the Goleta, California area, including up to two house-hunting trips to the Goleta, California that are incurred before the second anniversary of the effective date of the employment agreement, the closing costs on the purchase of a new personal home in the Goleta, California area, and reasonable temporary housing expenses for a furnished one-bedroom apartment in the Goleta, California area, all as described in his employment agreement (including a gross up for applicable taxes).  If, prior to the second anniversary of the effective date of the employment agreement, his employment is terminated by us for “cause” or by him voluntarily without “good reason”, he has agreed to refund us a pro rata portion (based on the number of full months he is employed with us during the 24-month period commencing on the effective date of the employment agreement) of the net after tax amount of all payments or reimbursements described in this paragraph within 60 days of the termination date.

•

Mr. Parr’s employment agreement provides that we will cover up to $100,000 in reasonable moving expenses related to moving his primary residence to the Goleta, California area plus storage, reasonable costs for him to move himself and his spouse to the Goleta, California area, including up to two house-hunting trips to the Goleta, California that are incurred before the first anniversary of the effective date of the employment agreement, the closing costs on the purchase of a new personal home in the Goleta, California area, and reasonable temporary housing expenses for a furnished one-bedroom apartment (or hotel accommodations if a one-bedroom apartment is not available) in the Goleta, California area, all as described in his employment agreement (including a gross up for applicable taxes).  In addition, he also received a moving expense bonus (including a gross up for applicable taxes) as described in the “Perquisites and Other Personal Benefits” section above.  If, prior to the second anniversary of the effective date of the employment agreement, his employment is terminated by us for “cause” or by him voluntarily without “good reason”, he has agreed to refund us the net after tax amount of all payments or reimbursements described in this paragraph within 60 days of the termination date.

•

Dr. Glezer’s employment agreement provides that, if he relocates to the Goleta, California area before the second anniversary of the effective day of the effective date of the employment agreement, we will cover up to $100,000 in reasonable moving expenses related to moving his primary residence to Goleta, California plus storage, reasonable costs for him to move himself and his spouse to the Goleta, California area, including up to two house-hunting trips to the Goleta, California, and the closing costs on the purchase of a new personal home in the Goleta, California area, all as described in his employment agreement (including a gross up for applicable taxes).  In addition, he also received a moving expense bonus as described in the “Perquisites and Other Personal Benefits” section above.  If, prior to the second anniversary of the date he first incurred any of the expenses described in this paragraph, his employment is terminated by us for “cause” or by him voluntarily without “good reason”, he has agreed to refund us a pro rata portion (based on the number of full months he is employed with us during the 24-month period commencing on the date of his relocation to the Goleta, California area) of the net after tax amount of all payments or reimbursements described in this paragraph within 30 days of the termination date.

In addition, under their employment agreements, Mr. Shabshab, Ms. Caltrider, Mr. Parr, and Dr. Glezer are eligible for severance and change of control benefits upon certain qualifying terminations of their employment.

In connection with his joining the Company, we entered into an offer letter with Michael Sergesketter, which provides for a bonus of $10,000 upon the completion of the term of the offer letter.

In connection with Ms. Bauerlein’s resignation as Executive Vice President, Finance and Chief Financial Officer, and Corporate Treasurer and Mr. Myers’ resignation as Executive Vice President, Marketing, we entered into transition agreements with them, whereby they agreed to provide transition services to us as non-executive employees and were eligible to receive certain payments and benefits upon the termination of their employment with the Company.

In addition, the 2014 Plan provides all employees, including our NEOs with the certain vesting acceleration benefits:  in the event of an “involuntary termination” (as defined in the Plan) on or within twelve (12) months following a “change in control” (as defined in the Plan), as discussed below in the “Potential Payments Upon Termination or Upon Change in Control” section.

For the performance-based awards, if, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Plan), then shares corresponding to that performance period are achieved at target and will vest as of immediately prior to such change in control.

Having reasonable and competitive post-employment compensation arrangements in place is essential to attracting and retaining highly qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment as well as to encourage such employees to ease any transition that may be required in the context of a change in control. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. However, we believe these arrangements are necessary to offer compensation packages that are competitive.

These arrangements align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity in the best interests of stockholders regardless of whether those transactions may cause their own job loss.

Except for the performance-based awards, all payments and benefits if a change-in-control of ours occurs are payable only if there is a subsequent qualifying loss of employment by an executive officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against losing retention power following a change in control of the Company and to avoid windfalls to the executives, both of which could occur if vesting accelerated automatically because of the transaction.

For information on the potential payments and benefits payable under these agreements and the 2014 Plan and an estimate of these potential payments and benefits as of the end of fiscal 2021, see “Potential Payments Upon Termination and Upon Termination Following a Change in Control” section below.

Sign-on Bonuses

Under their employment agreements, Mr. Shabshab, Ms. Caltrider, Mr. Parr, and Dr. Glezer each received a cash sign-on bonus in the amount of (i) $1,700,000 for Mr. Shabshab, (ii) $300,000 for Ms. Caltrider, (iii) $110,000 for Mr. Parr, and (iv) $200,000 for Dr. Glezer.  If, prior to the 2-year anniversary of the effective date of his or her employment agreement, the NEO’s employment is terminated by the Company for “cause” or the NEO resigns without “good reason” (as such terms are defined in the NEO’s employment agreement), he or she must repay to the Company (within 30 days of the termination date) the following amount: (i) in Mr. Shabshab’s case, a pro rata portion (based on the number of full months he is employed with us during the 24-month period commencing on the effective date of the employment agreement) of the gross amount of his sign-on bonus, (ii) the cases of Ms. Caltrider and Dr. Glezer, a pro rata portion (based on the number of full months the NEO is employed with us during the 24-month period commencing on the effective date of his or her employment agreement) of the net after tax amount of his or her sign-on bonus, or (iii) in Mr. Parr’s case, the entire net after tax amount of his sign-on bonus.

The Compensation Committee and Board approved these sign-on bonuses after considering the amounts that would be necessary to recruit them join our company, including the compensation opportunities that they would be forfeiting from their prior employers.

Other Compensation Policies and Practices

Compensation Recoupment Policy

We maintain a policy to recover annual or long-term incentive compensation provided to current and former executive officers in the event that we are required to file a restatement of our audited financial statements with the SEC and the executive officer receives incentive compensation (within 3 years before the date we announce the restatement) based on materially inaccurate financial and operating measure. The policy applies to any current and former executive officer who receives a cash or equity incentive award on or after the effective date of the policy.  The Compensation Committee administers the policy.

Equity Ownership Guidelines

We maintain equity ownership guidelines to further align interests of directors and executives with those of our stockholders.  Each of our directors who receive compensation from us and each of our NEOs shall comply with the minimum ownership levels and timing of compliance outlined in the equity ownership guidelines. In October 2021, our Board, upon the recommendation of the Compensation Committee, approved an amendment to the equity ownership guidelines to increase the minimum ownership levels for our CEO and other executives.  The following are the current guideline levels:

•	Non-employee director: 3x the annual cash retainer for Board service
•	CEO: 5x his/her annual base salary (which was increased from 4x his annual base salary)
•	Executive Vice Presidents: 3x his/her annual base salary (which was increased from 2x his/her annual base salary)

If a director who receives compensation from us or NEO fails to reach, or falls below, the minimum ownership level set forth in the equity ownership guidelines, he or she may be required to retain 100% of any net shares derived from vested awards under our equity incentive plans until his or her minimum ownership level is met or, if necessary, to retain the minimum ownership level.

The individuals subject to these guidelines will have until the later of the fifth anniversary of the effective date of the guidelines or, if applicable, five years after the date the covered individual is appointed or elected, as applicable, to his or her position to comply with the minimum stock ownership requirement.

Policy Prohibiting Insider Trading, Hedging, Short Sales or Pledging of Our Equity Securities

Subject to certain limited exceptions contained in our insider trading compliance policy, our insider trading compliance policy prohibits all our employees, including our executive officers, and the members of our Board from (i) directly or indirectly engaging in any transaction involving our securities while aware of material nonpublic information relating to us, (ii) engaging in transactions involving the securities of any other company while aware of material nonpublic information about that company, (iii) disclosing material nonpublic information concerning us or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information, (iv) engaging in derivative securities transactions, including hedging, regarding our common stock, (v) engaging in short sales of our securities, and (vi) pledging our securities as collateral or holding our securities in a margin account.

Accounting Considerations

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board, based on the grant date

“fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and Inogen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the members of the Compensation Committee of the Board:

Kevin King (Chairperson)

Heather Rider

Mary Kay Ladone

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by Inogen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Inogen specifically incorporates the Compensation Committee Report by reference therein.

Compensation Risk Assessment

Our management team and our Compensation Committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation programs, policies and practices for all employees, including our NEOs. Our management team and our Compensation Committee review our employee compensation plans and arrangements in which our employees (including our NEOs) participate to determine whether these plans and arrangements have any features that might create undue risks or encourage unnecessary and excessive risk-taking that could threaten our value. Based on our review, we have concluded that any potential risks arising from our employee compensation programs, policies and practices, including our executive compensation program, are not reasonably likely to have a material adverse effect on the Company.

2021 Summary Compensation Table

The following table, footnotes, and narrative provide information regarding the compensation awarded to, or earned by, our executive officers, including each of our NEOs, during 2021, 2020, and 2019.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total Compensation
Nabil Shabshab,	2021	$587,500	(3)	$1,700,000	(4)	$3,799,935	(5)	$848,938	$100,000	(6)	$7,036,373
Chief Executive Officer and President, Director

Michael Sergesketter,	2021	$27,692	(7)	$—		$—		$—	$—		$27,692
Executive Vice President, Finance and Chief Financial Officer

George Parr,	2021	$336,154	(8)	$110,000	(4)	$1,199,979	(9)	$342,877	$10,914	(10)	$1,999,924
Executive Vice President, Chief Commercial Officer

Stanislav Glezer,	2021	$233,846	(11)	$200,000	(4)	$799,985	(12)	$194,454	$—		$1,428,285
Executive Vice President, Chief Technology Officer

Bart Sanford,	2021	$330,288		$—		$399,932	(13)	$225,381	$2,550	(14)	$958,151
Executive Vice President, Operations	2020	$327,500		$—		$399,934	(15)	$—	$3,250	(14)	$730,684
	2019	$327,500		$—		$699,798	(16)	$—	$45,115	(17)	$1,072,413

Scott Wilkinson,	2021	$224,134	(18)	$—		$—		$—	$—		$224,134
Former Chief Executive Officer and President, Director	2020	$529,039		$—		$1,999,945	(19)	$—	$—		$2,528,984
	2019	$520,619		$—		$1,999,911	(20)	$—	$—		$2,520,530

Alison Bauerlein,	2021	$368,412		$—		$1,299,911	(21)	$250,520	$2,130	(14)	$1,920,973
Former Executive Vice President, Finance and Chief Financial Officer	2020	$369,823		$—		$799,960	(22)	$—	$3,670	(14)	$1,173,453
	2019	$365,458		$—		$799,922	(23)	$—	5,600	(14)	$1,170,980

Byron Myers,	2021	$199,231	(18)	$60,000	(24)	$399,932	(25)	$—	$350,000	(26)	$1,009,163
Former Executive Vice President, Marketing	2020	$352,692		$—		$399,934	(27)	$—	$1,400	(14)	$754,026
	2019	$351,346		$—		$519,874	(28)	$—	5,600	(14)	$876,820

(1)

The amounts reported in the Stock Awards column represent the aggregate grant date fair value of time-based RSUs and restricted stock awards (“RSAs”) and performance-based RSUs and RSAs granted under our Plan to our applicable NEOs in 2019, 2020 and 2021 calculated in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSUs and RSAs is determined using the fair value of our common stock on the date of grant, and the grant date fair value of performance-based RSUs and RSAs is calculated based on the fair value of our common stock on the date of grant and probable outcome of the performance measures for applicable performance period as of the date on which the performance-based RSUs and RSAs are granted.  This estimated fair value for performance-based RSUs and RSAs is different from (and lower than) the maximum value of performance-based RSUs and RSAs set forth below. These amounts do not necessarily correspond to the actual value recognized by our NEOs. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.

(2)

The amounts reported in the Non-Equity Incentive Plan Compensation column represent amounts earned by our applicable NEOs under and payable under the 2021 Incentive Plan, which were paid in the subsequent fiscal year. There were no payments made to any of our NEOs under our 2020 Incentive Plan or 2019 Incentive Plan.

(3)	The salary for Mr. Shabshab for 2021 reflects a start date of February 8, 2021 and a base salary of $650,000.
(4)	Reflects a sign-on bonus in accordance with Mr. Shabshab’s, Mr. Parr’s, and Dr. Glezer’s respective employment agreements.
(5)

Includes the grant date value of $2,799,947 for time-based RSUs and probable value of $999,988 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $1,499,983.

(6)	Reflects a $100,000 lump sum payment for moving expenses, in accordance with Mr. Shabshab’s employment agreement.
(7)	The salary for Mr. Sergesketter for 2021 reflects a start date of December 13, 2021 and a base salary of $40,000 per month.
(8)	The salary for Mr. Parr for 2021 reflects a start date of April 12, 2021 and a base salary of $460,000.
(9)	Includes the grant date value of $1,199,979 for time-based RSUs.
(10)

Reflects $9,022 of reimbursement of relocation expenses, in accordance with Mr. Parr’s employment agreement, and $1,892 of matching contributions made by the Company to the Company’s 401(k) savings plan.

(11)

The salary for Dr. Glezer for 2021 reflects a start date of June 21, 2021 with a base salary of $415,000 for his role as Chief Medical Officer through October 10, 2021 and a promotion to Chief Technology Officer with a base salary of $460,000, effective October 11, 2021.

(12)	Includes the grant date value of $799,985 for time-based RSUs.
(13)

Includes the grant date value of $199,966 for time-based RSUs and probable value of $199,966 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $299,949.

(14)

Reflects the matching contributions made by the Company to the Company’s 401(k) savings plan, which was suspended effective July 1, 2020 due to the financial impacts of the COVID-19 pandemic and reinstated on June 21, 2021.

(15)

Includes the grant date value of $199,967 for time-based RSUs and probable value of $199,967 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $299,950.

(16)

Includes the grant date value of $349,899 for time-based RSAs and probable value of $349,899 for performance-based RSAs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $524,848.

(17)

Reflects $39,515 for Mr. Sanford’s reimbursement of relocation expenses, in accordance with his employment agreement effective August 17, 2018 and $5,600 of matching contributions under the Company’s 401(k) savings plan, which represents the maximum matching contributions made by the Company to the Company’s 401(k) savings plan for the benefit of the NEOs, which is also the same maximum amount applicable to each participating employee for 2019.

(18)

The salaries for Mr. Wilkinson and Mr. Myers for 2021 were based on each individual’s current salary until June 4, 2021 in accordance with the transition agreement and release with Mr. Wilkinson and Mr. Myers.

(19)

Includes the grant date value of $999,972 for time-based RSUs and probable value of $999,972 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $1,499,958.

(20)

Includes the grant date value of $999,956 for time-based RSAs and probable value of $999,956 for performance-based RSAs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $1,499,933.

(21)

Includes the grant date value of $649,955 for time-based RSAs and probable value of $649,955 for performance-based RSAs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $974,933.

(22)

Includes the grant date value of $399,979 for time-based RSUs and probable value of $399,979 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $599,969.

(23)

Includes the grant date value of $399,961 for time-based RSAs and probable value of $399,961 for performance-based RSAs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $599,941.

(24)	Reflects a lump sum payment of $60,000 in accordance with Mr. Myers’ transition agreement.
(25)

Includes the grant date value of $199,966 for time-based RSUs and probable value of $199,966 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $299,949.

(26)

Reflects salary continuation payments for 12 months from Mr. Myers’ effective date of separation of June 4, 2021 in accordance with Mr. Myers’ transition agreement, a portion of which has been paid or will be paid in 2022.

(27)

Includes the grant date value of $199,967 for time-based RSUs and probable value of $199,967 for performance-based RSUs. As of the grant date, the value of the maximum potential payout for such performance-based RSUs was $299,950.

(28)

Includes the grant date value of $259,937 for time-based RSAs and probable value of $259,937 for performance-based RSAs. As of the grant date, the value of the maximum potential payout for such performance-based RSAs was $389,906.

Grants of Plan-Based Awards in 2021

The following table provides information regarding grants of plan-based awards to each of our NEOs during the fiscal year ended December 31, 2021.  For more information, please refer to the section titled “Executive Compensation-Compensation Discussion and Analysis.”

	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payments Under Equity Incentive Plan Awards (#)(2)		All Stock Awards: Number of Units	Grant Date Fair Value of Stock
Name	Date		Target	Maximum	Target	Maximum	(#)(3)	Awards(4)
Nabil Shabshab	2/17/2021		$493,466	$986,932	—	—
	3/1/2021						52,690	$2,799,947
	3/1/2021				18,818	28,227		$999,989

Michael Sergesketter			$—	$—	—	—	—	$—

George Parr	4/12/2021		$198,871	$397,742	—	—
	5/7/2021						18,015	$1,199,979

Stanislav Glezer	6/21/2021		$111,027	$222,055	—	—
	8/9/2021						12,298	$799,985

Bart Sanford	2/17/2021		$130,000	$260,000	—	—
	3/1/2021						3,763	$199,966
	3/1/2021				3,763	5,645		$199,966

Scott Wilkinson			$—	$—	—	—	—	$—

Alison Bauerlein	2/17/2021		$146,800	$293,600	—	—
	3/1/2021	(5)					12,231	$649,955
	3/1/2021	(5)			12,231	18,347		$649,955

Byron Myers	2/17/2021		$140,000	$280,000	—	—
	3/1/2021	(5)					3,763	$199,966
	3/1/2021	(5)			3,763	5,645		$199,966

(1)

This column represents awards granted under our 2021 Incentive Plan. These columns show the awards that were possible at the target and maximum levels of performance. The actual amounts paid to our NEOs are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the “Compensation Discussion and Analysis—Cash Incentive Compensation” section above.

(2)

This column represents awards of performance-based RSUs granted under our 2014 Plan, which are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table. These columns show the awards that were possible at the target and maximum levels of performance.

(3)

This column represents awards of time-based RSUs granted under our 2014 Plan, which are described in further detail above in the “Compensation Discussion and Analysis” and below in the “Outstanding Equity Awards at 2021 Fiscal Year-End” table.

(4)

The amounts in this column represent the grant date fair market value of stock awards granted in fiscal 2021 and calculated in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by our NEOs. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 25, 2022.

(5)	The then-unvested portion of this award was forfeited upon the termination of the NEO’s employment with us.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents certain information concerning equity awards held by our NEOs, as of December 31, 2021.

			Option Awards					Stock Awards
Name		Grant Date	Number of Securities Underlying Unexercised Options: Exercisable		Number of Securities Underlying Unexercised Options: Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Nabil Shabshab		3/1/2021	—		—	$—	—	33,872	(2)	1,101,179	—		—
		3/1/2021	—		—	$—	—	18,818	(3)	$611,773	18,818	(4)	$611,773

Michael Sergesketter	(5)	—	—		—	$—	—	—		—	—		—

George Parr		5/7/2021	—		—	$—	—	18,015	(6)	$585,668	—		—

Stanislav Glezer		8/9/2021	—		—	$—	—	12,298	(7)	$399,808	—		—

Bart Sanford		9/17/2018	—		—	$—	—	365	(8)	$11,574	—		—
		3/1/2019	—		—	$—	—	1,022	(9)	$33,225	1,090	(10)	$35,436
		2/28/2020	—		—	$—	—	2,457	(11)	$79,877	2,912	(12)	$94,669
		3/1/2021	—		—	$—	—	3,763	(13)	$122,335	3,763	(4)	$122,335

Scott Wilkinson	(14)	—	—		—	$—	—	—		—	—		—

Alison Bauerlein		10/10/2013	10,845	(15)	—	$8.37	10/9/2023	—		—	—		—
		5/15/2015	28,895	(16)	—	$38.54	5/14/2022	—		—	—		—
		5/12/2016	51,563	(17)	—	$44.19	5/11/2023	—		—	—		—
		3/2/2018	—		—	$—	—	205	(18)	$6,665	—		—
		3/1/2019	—		—	$—	—	1,168	(9)	$37,972	1,246	(10)	$40,507
		2/28/2020	—		—	$—	—	4,915	(11)	$159,787	5,825	(12)	$189,371
		3/1/2021	—		—	$—	—	12,231	(13)	$399,808	12,231	(4)	$397,630

Byron Myers	(14)	—	—		—	$—	—	—		—	—		—

(1)

The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable NEO by the closing price of our common stock on December 31, 2021 (the last trading day of 2021), which was $34.00 per share.

(2)

These amounts represent awards of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over three years, with 50% of the restricted stock units vested on March 1, 2022, and the remaining 50% of the restricted stock units will vest in 1/8th quarterly installments over the following 2 years. The vesting commencement date for these awards is March 1, 2021.

(3)

These amounts represent awards of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over three years, with 25% of the restricted stock units will vest March 1, 2022, and the remaining 75% of the restricted stock units will vest in 1/12th quarterly installments over the following 3 years.

(4)

This is an award of performance-based RSUs granted under our 2014 Plan. This amount represents 100% of tranche 1 of the award of performance-based RSUs, plus 100% of tranche 2 and 100% of tranche 3 of the award of performance-based RSUs. In February 2022, our Compensation Committee determined that 150% of tranche 1 of the award of performance-based RSUs was earned based upon the achievement of the applicable performance goal in 2021. The actual award amount earned and vested for tranche 1 was 9,409 shares for Mr. Shabshab, 1,881 shares for Mr. Sanford, and 6,115 shares for Ms. Bauerlein. In accordance with the terms of the award, the Compensation Committee will assess the performance conditions related to tranche 2 following the 2022 fiscal year. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2021 performance-based RSUs and how and when the related performance goals are established.

(5)	Mr. Sergesketter’s offer letter did not include equity grants during his term as Interim Chief Financial Officer, and Mr. Sergesketter did not receive any equity grants during his employment with us.
(6)

This is an award of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is June 1, 2021.

(7)

This is an award of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is September 1, 2021.

(8)

This is an award of time-based RSAs granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for this award is December 1, 2018.

(9)

These amounts represent awards of time-based RSAs granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2019.

(10)

This is an award of performance-based RSAs granted under our 2014 Plan. This amount represents 100% of tranche 3 of the award of performance-based RSAs. In February 2022, our Compensation Committee determined that 150% of tranche 3 of the award of performance-based RSAs was earned based upon the achievement of the applicable performance goals in 2021. The actual award amount earned and vested for tranche 3 was 1,635 shares for Mr. Sanford and 1,869 shares for Ms. Bauerlein. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2019 performance-based RSAs and how and when the related performance goal was established.

(11)

These amounts represent awards of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2020.

(12)

This is an award of performance-based RSUs granted under our 2014 Plan. This amount represents 100% of tranche 2 of the award of performance-based RSUs, plus 100% of tranche 3 of the performance-based RSUs. In February 2022, our Compensation Committee determined that 150% of tranche 2 of the award of performance-based RSUs was earned based upon the achievement of the applicable performance goal in 2021. The actual award amount earned and vested for tranche 2 was 2,184 shares for Mr. Sanford and 4,369 shares for Ms. Bauerlein. In accordance with the terms of the award, the Compensation Committee will assess the performance conditions related to tranche 3 following the 2022 fiscal year. Please see the “Compensation Discussion and Analysis” for a further discussion on the 2021 performance-based RSUs and how and when the related performance goal was established.

(13) These amounts represent awards of time-based RSUs granted under our 2014 Plan. The time-based RSUs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for these awards is March 1, 2021.

(14)

In accordance with each respective transition agreement, Mr. Wilkinson and Mr. Myers terminated employment with us on June 4, 2021 and Ms. Bauerlein terminated employment with us on April 1, 2022.  On the applicable termination date, all unvested awards held by the applicable NEO ceased vesting and were forfeited.  Neither Mr. Wilkinson nor Mr. Myers had any outstanding equity as of December 31, 2021.

(15)	The option fully vested on November 1, 2017.
(16)	The option fully vested on May 1, 2019.
(17)	The option fully vested on May 1, 2020.

(18) This is an award of time-based RSAs granted under our 2014 Plan. The time-based RSAs vest over four years, with 25% vesting one year after the vesting commencement date and the remainder vesting quarterly thereafter. The vesting commencement date for this award is March 1, 2018.

Option Exercises and Stock Awards Vesting During Fiscal 2021

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options by each of the NEOs during the fiscal year ended December 31, 2021 and the number of shares acquired on vesting and the value realized on vesting of stock awards held by each of the NEOs during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of shares Acquired on Exercise	Value Realized on Exercise	Number of shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Nabil Shabshab	$-	$-	$-	$-
Michael Sergesketter	—	—	—	—
George Parr	—	—	—	—
Stanislav Glezer	—	—	—	—
Bart Sanford	—	—	3,084	158,851
Scott Wilkinson	167,933	5,002,930	10,657	589,936
Alison Bauerlein	94,345	3,561,403	6,334	331,551
Byron Myers	42,705	1,006,566	2,362	131,075

(1)

Calculated by multiplying (i) the fair market value of common stock on the exercise date, which was determined using the closing price on the NASDAQ of a share of common stock on the date of exercise, or if such day is a holiday, on the immediately preceding trading day, or the disposition price if the shares are disposed of in a disqualified disposition, minus the exercise price, by (ii) the number of shares of common stock acquired upon exercise.

(2)

Calculated by multiplying (i) the fair market value of common stock on the vesting date, which was determined using the closing price on the NASDAQ of a share of common stock on the vesting date, or if such day is a holiday, on the immediately preceding trading day, by (ii) the number of shares of common stock that vested.

Potential Payments Upon Termination or Upon Change in Control

As described above in the “Employment Agreements and Post-Employment Compensation” section above, the amended and restated executive employment agreements we entered into with the NEOs provide for the severance compensation described above.

Employment Agreements with Nabil Shabshab, Kristin Caltrider, George Parr, Stanislav Glezer and Bart Sanford

We entered into (i) an employment agreement with Nabil Shabshab, our Chief Executive Officer, effective February 8, 2021, (ii) an employment agreement with Kristin Caltrider, our Chief Financial Officer, effective March 21, 2022, (iii) an employment agreement with George Parr, our Executive Vice President, Chief Commercial Officer, effective April 12, 2021, (iv) an amended and restated employment agreement with Stanislav Glezer, our Executive Vice President, Chief Technology Officer, effective October 11, 2021, and (v) an amended and restated employment agreement with Bart Sanford, our Executive Vice President, Operations, effective August 17, 2018.

Each agreement provides that if the applicable NEO’s employment is terminated without “cause” (excluding by reason of death or disability) or the NEO resigns for “good reason” (as such terms are defined in the employment agreement) outside of the  period beginning 3 months before a change in control (as defined in the employment agreement) and ending 12 months after a change in control (the “Change in Control Period”), such NEO will be eligible to receive the following benefits if he or she timely signs and does not revoke a release of claims and continues to comply with certain covenants in the employment agreement and his or her at-will employment, confidential information, invention assignment, and arbitration agreement with the Company:

•	Continued payment of his or her base salary (the “NEO Severance Payments”) for a period of 12 months (or in the case of Mr. Shabshab, 24 months);
•

Throughout the period during which he or she would be able to obtain COBRA coverage, the NEO and his or her eligible dependents will only be required to pay the portion of the costs of medical benefits as he or she was required to pay as of the date of his termination, or he or she will receive taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law (the “NEO COBRA Benefits”); and

•

Solely in the case of Mr. Shabshab, if such termination occurs on or before the 2-year anniversary of the effective date of his employment agreement, accelerated vesting of the number of RSUs subject to the Shabshab New Hire Award that otherwise would have vested as of the 2-year anniversary of his termination date.

If, during the Change of Control Period, the NEO’s employment is terminated without cause (excluding by reason of death or disability) or he or she resigns for good reason, he or she will be eligible to receive (i) the NEO Severance Payments for a period of 24 months (or in Mr. Sanford’s case, 12 months) following his or her termination, (ii) the NEO COBRA Benefits, and (iii) solely in the case of Mr. Shabshab, all of his outstanding Company equity awards will fully vest, and, unless otherwise provided in the applicable award agreement governing such Company equity award, the performance criteria for any performance‑based awards will be deemed to be satisfied at not less than the target level or such higher level as may be determined by the applicable Company equity plan, award agreement, or agreement governing the change of control.

In addition, Mr. Shabshab’s employment agreement also provides that in the event his employment with us terminates due to his death or disability, the number of RSUs subject to the Shabshab New Hire Award that otherwise would have vested as of the 2-year anniversary of his termination date will vest.

In the event any of the amounts provided for under an employment agreement or otherwise payable to the NEO would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of benefits under the employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO. None of the aforementioned employment agreements require us to provide any tax gross-up payments.

Offer Letter with Michael Sergesketter

Michael Sergesketter served as our interim Executive Vice President, Chief Financial Officer and Treasurer. Mr. Sergesketter’s offer letter had an initial term of two months and automatically extended on a month-to-month basis thereafter and provides that Mr. Sergesketter is an at-will employee. Under the offer letter, Mr. Sergesketter will receive a bonus of $10,000 upon the completion of the term of his offer letter.

Mr. Sergesketter tendered his resignation as an officer effective upon the date Kristin Caltrider commenced employment. Mr. Sergesketter will provide transition services through no later than June 24, 2022.

Employment Agreements and Transition Agreements with Scott Wilkinson, Alison Bauerlein, and Byron Myers

We entered into (i) an amended and restated employment agreement with Scott Wilkinson, our former Chief Executive Officer, effective March 1, 2017, (ii) an amended and restated employment agreement with Alison Bauerlein, our former Executive Vice President, Finance and Chief Financial Officer, and Corporate Treasurer, effective October 1, 2013, and (iii) an amended and restated employment agreement with Byron Myers, our Executive Vice President, Marketing, effective January 1, 2017.  Under their employment agreements, these NEOs were eligible to receive the severance and change of control benefits described below upon certain qualifying terminations. These employment agreements were superseded by (i) the transition agreement Mr. Wilkinson signed in February 2021 (as described below), in connection with his resignation as President, Chief Executive Officer, and director of the Company, (ii) the transition agreement Ms. Bauerlein signed in December 2021 (as described below), in connection with her resignation as Executive Vice President, Finance and Chief Financial Officer, and Corporate Treasurer of the Company, and (iii) the transition agreement Mr. Myers signed in April 2021 (as described below), in connection with his resignation as Executive Vice President, Marketing of the Company.

Under each employment agreement, if the applicable NEO’s employment was terminated without “cause” (excluding by reason of death or disability) or the NEO resigned for “good reason” (as such terms were defined in the employment agreement), the NEO would have been eligible to receive the following benefits if he or she timely signed and did not revoke a release of claims and continued to comply with certain covenants in the employment agreement and his or her at-will employment, confidential information, invention assignment, and arbitration agreement with the Company:

•	the NEO Severance Payments for a period of 12 months (or if in the case of Mr. Wilkinson, 24 months); and
•	the NEO COBRA Benefits.

If, during the Change of Control Period, the NEO’s employment is terminated without cause (excluding by reason of death or disability) or he or she resigns for good reason, he or she will be eligible to receive (i) the NEO Severance Payments for a period of 24 months (or in Mr. Myers’ case, 12 months) following his or her termination and (ii) the NEO COBRA Benefits.

In the event any of the amounts provided for under the employment agreement or otherwise payable to the applicable NEO would have constituted “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the NEO would have been entitled to receive either full payment of benefits under the employment agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever resulted in the greater amount of after-tax benefits to the NEO. Each employment agreement did not require us to provide any tax gross-up payments.

In connection with Mr. Wilkinson’s retirement as President, Chief Executive Officer and as a director, we entered into a transition agreement and release with Mr. Wilkinson, whereby Mr. Wilkinson agreed to provide transition services to us as a non-executive employee until June 4, 2021. The transition agreement provides that during the period Mr. Wilkinson provides these transition services, he would continue to receive his then-current base salary, be eligible for a discretionary annual performance bonus award corresponding to fiscal year 2020 (if any), receive employment benefits pursuant to our benefit plans as in effect, and vest in his equity awards according to their terms.

The transition agreement also provided that subject to (i) Mr. Wilkinson’s execution of the transition agreement and his timely execution of the supplemental release agreement attached to the transition agreement following the termination of his employment with us, (ii) both agreements going into effect and (iii) his fulfillment of all of the terms and conditions of both agreements, we would reimburse him for the premium payments he makes for COBRA coverage in an amount equal to the company-paid portion for such benefits as of immediately before the date his employment terminates for a period of up to 18 months (or taxable monthly payments for the equivalent period in the event we determine that the COBRA subsidy could violate applicable law).  Following the termination of Mr. Wilkinson’s employment, he satisfied the condition to receive this benefit.

In connection with Ms. Bauerlein’s resignation as Executive Vice President, Finance and Chief Financial Officer, and Corporate Treasurer, we entered into a transition agreement and release with Ms. Bauerlein, whereby Ms. Bauerlein agreed to provide transition services to us as a non-executive employee until April 1, 2022. The transition agreement provided that during the period Ms. Bauerlein provided these transition services, she would continue to receive her then-current base salary, be eligible for a discretionary annual performance bonus award corresponding to fiscal year 2021, receive employment benefits pursuant to our benefit plans as in effect, and vest in her equity awards according to their terms.

The transition agreement also provided that subject to (i) Ms. Bauerlein’s execution of the transition agreement and her timely execution of the supplemental release agreement attached to the transition agreement following the termination of her employment with the Company, (ii) both agreements going into effect and (iii) her fulfillment of all of the terms and conditions of both agreements, the Company would (a) provide for the continuation of payments of her base salary for 12 months from the effective date of her separation, (b) provided she satisfactorily performs her transition duties, provide a cash lump sum payment of $60,000, (c) reimburse her for the premium payments she makes for COBRA coverage in an amount equal to the Company-paid portion for such benefits as of immediately before the date her employment terminates for a period of up to 18 months (or taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law), and (d) extend the post-termination exercise period of Ms. Bauerlein’s stock options that are outstanding and vested as of the separation date to the date that is one year following the separation date, or, if earlier, the maximum term of the stock option. Following the termination of Ms. Bauerlein’s employment, she satisfied the condition to receive these benefits.

In connection with Mr. Myers’ resignation as Executive Vice President, Marketing, we entered into a transition agreement and release with Mr. Myers, whereby Mr. Myers agreed to provide transition services to us as a non-executive employee until June 4, 2021. The transition agreement provided that during the period Mr. Myers provides these transition services, he would continue to receive his then-current base salary, receive employment benefits pursuant to our benefit plans as in effect, and vest in his equity awards according to their terms.

The transition agreement also provided that subject to (i) Mr. Myers’ execution of the transition agreement and his timely execution of the supplemental release agreement attached to the transition agreement following the termination of his employment with the Company, (ii) both agreements going into effect and (iii) his fulfillment of all of the terms and conditions of both agreements, the Company would (a) provide for the continuation of payments of his base salary for 12 months from the effective date of his separation and (b) reimburse him for the premium payments he makes for COBRA coverage in an amount equal to the Company-paid portion for such benefits as of immediately before the date his employment terminates for a period of up to 18 months (or taxable monthly payments for the equivalent period in the event the Company determines that the COBRA subsidy could violate applicable law). In addition, the transition agreement provided that if Mr. Myers satisfactorily performed the transition duties, the Company would pay Mr. Myers a lump sum of $60,000, less applicable withholdings, which would be paid within 30 days following the effectiveness of the supplemental release agreement attached to the transition agreement.  Following the termination of Mr. Myers’ employment, he satisfied the condition to receive these benefits.

2014 Equity Incentive Plan

The 2014 Plan provides all employees, including our NEOs, with the following vesting acceleration benefits:  in the event of an “involuntary termination” (as defined in the 2014 Plan) on or within 12 months following a “change in control” (as defined in the 2014 Plan), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on RSAs and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Outstanding Performance-based Equity Awards Granted to the NEOs

Under the terms of the outstanding performance-based awards held by the NEOs, if, prior to the end of any performance period, there is a “change in control” (as defined in the 2014 Plan), then the target number of shares corresponding to that performance period will vest as of immediately prior to such change in control.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2021, the last day of our fiscal year.

	Death or Disability	Change in Control	Termination Without Cause or Resignation for Good Reason Not in connection with a Change in Control	Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Name	($)	($)	($)	($)(1)
Nabil Shabshab
Severance payment	$—	$—	$1,300,000	$1,300,000
Continued health coverage	—	—	24,800	24,800
Accelerated vesting(2)	1,079,670	639,812	1,079,670	1,791,460

George Parr
Severance payment	$—	$—	$460,000	$920,000
Continued health coverage	—	—	21,159	21,159
Accelerated vesting(2)	—	—	—	612,510

Stanislav Glezer
Severance payment	$—	$—	$460,000	$920,000
Continued health coverage	—	—	—	—
Accelerated vesting(2)	—	—	—	418,132

Bart Sanford
Severance payment	$—	$—	$325,000	$325,000
Continued health coverage	—	—	12,400	12,400
Accelerated vesting(2)	—	264,010	—	258,332

(1)

For purposes of the severance payments and continued health coverage benefit under the NEOs’ employment agreements and the accelerated vesting under Mr. Shabshab’s employment agreement, a qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing 3 months before and ending 12 months after a “change of control (as defined in the NEO’s employment agreement).  For purposes of the accelerated vesting under the 2014 Plan, a qualifying termination of employment is considered “in connection with a “change in control” if such termination occurs on or within 12 months after a change in control (as defined in the Plan).

(2)

For purposes of valuing accelerated vesting, the values indicated in the table are calculated as the $34.00 closing price of a share of our common stock on December 31, 2021 (the last trading day of 2021), multiplied by the number of shares subject to the equity awards that are accelerated.  Values indicated under the “Termination Without Cause or Resignation for Good Reason in connection with a Change in Control” column are in addition to the values indicated under the “Change in Control” column.

CEO Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted rules requiring annual disclosure of the ratio of the median employee’s total annual compensation to our CEO’s total annual compensation. For purposes of determining our CEO’s total annual compensation, we elected to use the total annual compensation of Mr. Shabshab, who was serving as our CEO on the date used to determine the median employee. For our last completed fiscal year, which ended December 31, 2021:

•	The median employee’s total annual compensation was $59,513. The median employee was determined based on the assumptions stated below.
•	Mr. Shabshab’s total annual compensation was $7,036,373.

•	Based on the above, for 2021, the ratio of Mr. Shabshab’s total annual compensation to the median employee’s total annual compensation of all employees was approximately 118 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended (the “CEO Pay Ratio Disclosure Rule”).

We identified a new median employee, which we were required to do under the CEO Pay Ratio Disclosure Rule since we had last determined the median employee as of December 31, 2018.  For purposes of this year’s disclosure under the CEO Pay Ratio Disclosure Rule, we determined the median employee as of December 31, 2021, at which time we and our consolidated subsidiary had approximately 1,118 employees, 1,110 of whom were U.S. employees, and approximately 8 (or approximately 0.7% of our total employee population) of whom are located outside of the United States in the Netherlands. In accordance with the permitted methodology for determining the “median employee”, we excluded all non-U.S. employees from our calculations. We then compared the total annual cash compensation earned by these employees for 2021 to determine the median employee, annualizing the compensation of all full-time and part-time employees who started their employment with us in 2021 but did not work for us or our consolidated subsidiaries for the entire year. Once we identified our median employee, we estimated such employee’s total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, yielding the median employee total annual compensation disclosed above.

We determined Mr. Shabshab’s total annual compensation amount by taking the amount reported in the “Total” column of our 2021 Summary Compensation Table included in this proxy.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a) Number of	(b) Weighted	(c) Number of
	securities to	average	securities remaining
	be issued	exercise price	available for future
	upon exercise	of outstanding	issuance under equity
	of outstanding	options,	compensation plans
	options,	warrants and	(excluding securities
Plan category	warrants and rights	rights (1)	reflected in column (a))
Equity compensation plans approved by security holders (2)(3)	814,793	$23.89	2,051,194
Equity compensation plans not approved by security holders	—	—	—
Total	814,793	$—	2,051,194

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Includes the following plans: 2012 Equity Incentive Plan, 2014 Plan, and 2014 Employee Stock Purchase Plan (“ESPP”).
(3)

The number of shares available for issuance under the 2014 Plan also includes an annual increase on the first day of each fiscal year beginning in 2015, equal to the least of: (i) 895,346 shares; (ii) 4% of the outstanding shares of common stock as of the last day of our immediately preceding fiscal year; or (iii) such other amount as our Board may determine.  Our 2014 Plan had 1,481,381 shares available for issuance as of December 31, 2021. Our ESPP provides for annual increases in the number of shares available for sale under the ESPP on the first day of each fiscal year beginning in 2015, equal to the least of: (i) 179,069 shares; (ii) 1.5% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year; or (iii) such other amount as may be determined by the administrator. Our ESPP had 569,866 shares available for sale as of December 31, 2021. For 2022, our Board exercised its authority to not increase the shares available for issuance under the 2014 Plan or the ESPP pursuant to these provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 11, 2022, the Record Date for the Annual Meeting, for:

•	each of our directors and nominees for director;
•	each of our NEOs;
•	all of our current directors and executive officers as a group; and
•	each person or group who we know beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 22,835,794 shares of our common stock outstanding as of April 11, 2022. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 11, 2022 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of April 11, 2022 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117.

	Number of	Percentage of
	shares	shares
	beneficially	beneficially
Name of beneficial owner	owned	owned
5% Stockholders:
Brown Capital Management, LLC(1)	4,079,086	17.86%
BlackRock, Inc.(2)	3,373,036	14.77%
Vanguard Group, Inc.(3)	2,522,259	11.05%
The Brown Capital Mgmt Small Company Fund(1)	2,162,916	9.47%

Directors and executive officers, including our NEOs:
Nabil Shabshab (4)	19,340	*
Kristin Caltrider (5)	—	*
George Parr(6)	4,504	*
Stanislav Glezer(7)	—	*
Bart Sanford(8)	9,628	*
Jason Somer(9)	—	*
Elizabeth Mora (10)	2,754	*
Heather Rider (11)	36,275	*
Kristen Miranda(12)	3,889	*
Glenn Boehnlein(13)	459	*
Kevin King(14)	459	*
Mary Kay Ladone(15)	459	*
Scott Wilkinson (16)	26,494	*
Alison Bauerlein (17)	132,098	*
Michael Sergesketter (18)	—	*
Byron Myers(19)	35,540	*
All current directors and executive officers as a group (16 persons) (20)	271,899	1.19%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Based solely on the most recently available Schedule 13G/A filed with the SEC on February 14, 2022, Brown Capital Management, LLC has sole voting power as to 2,672,138 shares and sole dispositive power as to 4,079,086 shares and Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC, has sole voting power and sole dispositive power as to 2,162,916 shares. Brown Capital Management, LLC is a Maryland limited liability company, and its address is 1201 N. Calvert Street Baltimore, Maryland 21202. The Brown Capital Management Small Company Fund is a series portfolio of Brown Capital Management Mutual Funds, a Delaware statutory trust, and its address is 1201 N. Calvert Street Baltimore, Maryland 21202.

(2)

Based solely on the most recently available Schedule 13G/A filed with the SEC on January 28, 2022, BlackRock, Inc. has sole voting power as to 3,328,931 shares and sole dispositive power as to 3,373,036 shares.  The shares reported as being beneficially held by BlackRock, Inc. may be held by one or more of the following subsidiaries:  BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd.  BlackRock, Inc. is a Delaware corporation and the address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(3)

Based solely on the most recently available Schedule 13G/A filed with the SEC on February 10, 2022, Vanguard Group, Inc. has shared voting power as to 37,196 shares, sole dispositive power as to 2,468,269 shares, and shared dispositive power as to 53,990 shares. The shares reported as being beneficially held by Vanguard Group, Inc. may be held by one or more of the following subsidiaries: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard

Investments Hong Kong Limited, and Vanguard Investments UK, Limited and the address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)

Consists of 15,655 shares held and 3,685 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

(5)

Kristin Caltrider was appointed Executive Vice President, Chief Financial Officer effective March 21, 2022. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

(6)

Consists of 4,504 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.  Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

(7)

Stanislav Glezer was appointed as Executive Vice President, Chief Medical Officer on June 21, 2021 and promoted to the role of Executive Vice President, Chief Technology Officer effective October 11, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

(8)

Consists of 8,826 shares held, including 1,085 shares of unvested restricted stock subject to time-based RSAs, and 802 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.  Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

(9)	Jason Somer was appointed Executive Vice President, General Counsel effective July 21, 2021. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.
(10)	Elizabeth Mora was appointed as a director effective May 24, 2021. Consists of 2,754 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.
(11)

Consists of 11,021 shares held, options to purchase 22,500 shares of common stock that are exercisable within 60 days of April 11, 2022 and 2,754 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022. Also includes 2,000 shares held by Ms. Rider’s spouse.

(12)	Consists of 1,135 shares held and 2,754 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.
(13)	Glenn Boehnlein was appointed as a director effective March 22, 2022. Consists of 459 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.
(14)	Kevin King was appointed as a director effective March 22, 2022. Consists of 459 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.
(15)	Mary Kay Ladone was appointed as a director effective March 22, 2022. Consists of 459 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022.

(16) Consists of 26,494 shares held.

(17)	Consists of 40,795 shares held and options to purchase 91,303 shares of common stock that are exercisable within 60 days of April 11, 2022.

(18) Michael Sergesketter was appointed as Interim Chief Financial Officer effective December 13, 2021. His offer letter did not include equity grants during his term as Interim Chief Financial Officer, and Mr. Sergesketter did not receive any equity grants during his employment with us.

(19) Consists of 35,540 shares held.

(20) Consists of 139,466 shares held, options to purchase 113,803 shares of common stock that are exercisable within 60 days of April 11, 2022 and 18,630 shares issuable upon vesting of time-based RSUs vesting within 60 days of April 11, 2022. Excludes shares issuable upon vesting of time-based RSUs not vesting within 60 days of April 11, 2022.

RELATED PERSON TRANSACTIONS

We have adopted a formal written policy providing that our Audit Committee will be responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and (iii) in which a related person has or will have a direct or indirect interest. For purposes of this policy, a related person will be defined as a director, nominee for director, executive officer, or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our Audit Committee.

Since January 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions to which we will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements in 2021 except for the following: 1) Mr. Shabshab filed a Form 4/A on April 5, 2021 to correct the number of restricted stock unit shares awarded to him on March 1, 2021; Mr. McFarland filed a late Form 4 on March 31, 2021 to report a stock option exercise on March 23, 2021; 3) Mr. Huggenberger filed a late Form 4 on March 31, 2021 to report a stock option exercise on March 23, 2021; and 4) Ms. Bauerlein filed a Form 4/A on September 3, 2021 to correct the reported shares withheld to cover her tax withholding liability in connection with a portion of a time-based restricted stock award that vested on June 1, 2021. The late filings and amendments to filings were due to administrative oversight by the Company’s stock administration.

In making these statements, we have relied upon examination of the filings made with the SEC and the written representations of our directors and executive officers.

Available Information

Our financial statements for our fiscal year ended December 31, 2021 are included in our Annual Report on Form 10‑K. This proxy statement and our Annual Report are posted on the Investor Relations section of our website at http://investor.inogen.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Inogen, Inc., Attention: Investor Relations, 301 Coromar Drive, Goleta, California 93117.

Company Website

We maintain a website at www.inogen.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

PROPOSALS OF STOCKHOLDERS FOR 2023 ANNUAL MEETING

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting must submit their proposals so that they are received at Inogen’s principal executive offices no later than the close of business (5:30 p.m. Pacific Time) on December 22, 2022. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2023 Annual Meeting of Stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Inogen at its principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which Inogen first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s Annual Meeting. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than February 5, 2023 and no later than the close of business (5:30 p.m. Pacific Time) on March 7, 2023, unless our 2023 Annual Meeting date occurs more than 30 days before or 60 days after June 8, 2023. In that case, we must receive proposals no earlier than the close of business on the 120th day prior to the date of the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2023 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2023 Annual Meeting of Stockholders must be addressed to: Corporate Secretary, Inogen, Inc., 301 Coromar Drive, Goleta, CA 93117. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

*           *           *

The Board does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, urged to vote over the Internet or by telephone as instructed on the proxy card or, if you received printed proxy materials, execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Goleta, California
April 21, 2022

APPENDIX A – UNAUDITED RECONCILIATION FROM GAAP TO NON-GAAP

Reconciliation of U.S. GAAP to Other Non-GAAP Financial Information
(unaudited)

(amounts in thousands)	Years ended December 31,
Non-GAAP EBITDA and Adjusted EBITDA	2021	2020
Net loss	$(6,333)	$(5,829)
Non-GAAP adjustments:
Interest income	(129)	(909)
Provision for income taxes	14,992	549
Depreciation and amortization	21,628	18,581
EBITDA (non-GAAP)	30,158	12,392
Stock-based compensation	10,943	8,203
Change in fair value of earnout liability	(11,596)	1,053
Adjusted EBITDA (non-GAAP)	$29,505	$21,648

(amounts in thousands)	Years ended December 31,
Non-GAAP Adjusted Operating Income (Loss)	2021	2020
Operating Income (Loss)	$9,240	$(12,025)
Non-GAAP adjustments:
New Aera intangible amortization	7,772	7,772
Change in fair value of earnout liability	(11,596)	810
Stock-based compensation	10,943	8,203
Stock-based compensation payroll tax	193	34
Adjusted Operating Income (non-GAAP)	$16,552	$4,794

*INOGEN, INC.*
*301 COROMAR DRIVE*
*GOLETA, CA 93117*

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*During The Meeting* - Go to **www.virtualshareholdermeeting.com/INGN2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 7, 2022 for shares held directly and by 11:59 P.M. Eastern Time on June 3, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

| | For All | Withhold All | For All Except | |
|---|---|---|---|---|
| **The Board of Directors recommends you vote FOR the following:** | ☐ | ☐ | ☐ | To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ________________ |

1. Election of Class II Directors

**Nominees**

01) Kevin King 02) Mary Kay Ladone 03) Nabil Shabshab

| **The Board of Directors recommends you vote FOR proposals 2 and 3.** | For | Against | Abstain |
|---|---|---|---|
| **2.** To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. | ☐ | ☐ | ☐ |
| **3.** Approval on an advisory basis of our executive compensation for the fiscal year ended December 31, 2021. | ☐ | ☐ | ☐ |

**NOTE:** In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000554846_1 R1.0.0.24

0000554846_2 R1.0.0.24 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com INOGEN, INC. Annual Meeting of Stockholders June 8, 2022 10:00 AM PDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Nabil Shabshab and Jason Somer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INOGEN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 10:00 AM, PDT on June 8, 2022 via the Internet at www.virtualshareholdermeeting.com/INGN2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side